Exhibit 2.5

ASSET AND STOCK PURCHASE AGREEMENT

dated as of

September 8, 2021

between
SPECTRUM BRANDS, INC.
and
ASSA ABLOY AB

#94900152v17

TABLE OF CONTENTS
i

Schedules and Exhibits
DISCLOSURE SCHEDULE
SCHEDULE I    Pre-Closing Reorganization
SCHEDULE II    Accounting Policies
SCHEDULE III    Variable Compensation; Treatment of Seller Equity Awards
EXHIBIT A    Form of IP Assignment Agreement
EXHIBIT B    Form of Transition Services Agreement
EXHIBIT C    Master Allocation Statement
EXHIBIT D    Form of Assignment and Assumption Agreement
EXHIBIT E    Form of Foreign Acquisition Agreement (Purchased Assets)
EXHIBIT F    Form of Foreign Acquisition Agreement (Acquired Entities)

v

ASSET AND STOCK PURCHASE AGREEMENT
This ASSET AND STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of September 8, 2021 is being entered into by and between Spectrum Brands, Inc., a Delaware corporation (“Seller”), and ASSA ABLOY AB, an aktiebolag duly incorporated under the laws of Sweden with corporate identity number 556059-3575 (“Buyer”).
W I T N E S S E T H :
WHEREAS, Seller, together with its Subsidiaries (as defined below), owns and operates the Business (as defined below);
WHEREAS, Buyer desires to purchase the Purchased Shares (as defined below) and the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below), in each case, from Seller and certain Retained Subsidiaries (as defined below), and Seller desires to sell (or cause to be sold) the Purchased Shares and the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, prior to the Closing, Seller intends to undertake a series of transactions, as further described on Schedule I hereto (the transactions set forth on such Schedule I, the “Pre-Closing Reorganization”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01.Definitions. As used herein, the following terms have the following meanings:
“Accounting Policies” means the rules and principles set forth on Schedule II.
“Accounting Referee” mean an independent accounting firm of recognized national standing as Buyer and Seller may mutually agree, which agreement shall not be unreasonably withheld; provided, however, in the event Buyer and Seller are unable to mutually agree on such Person, Buyer, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized national standing and both such selected accounting firms will select a third independent accounting firm of recognized national standing to be deemed to be the independent accounting firm selected by the parties, which firm may not be the regular auditing firm of Buyer or Seller; provided, further, that if either Buyer, on the one hand, or Seller, on the other hand, fails to select such independent accounting firm within ten (10) days following notice of a party that it is unable to agree with the other party on a substitute independent accounting firm, then the parties agree that the independent accounting firm selected by the other party is deemed to be the independent accounting firm selected by the parties.

“Acquired Entities” means the Purchased Entities and each of their Subsidiaries.
“Acquired Entity Benefit Plan” means each Business Benefit Plan that is sponsored or maintained, or required to be contributed to, by any Acquired Entity.
“Acquired Entity Securities” shall have the meaning given to such term in Section 3.06(b).
“Action” means any action, suit, investigation or proceeding, in each case by or before any arbitrator or Governmental Authority.
“Actual Fraud” means, with respect to a party hereto, the making by such party to another party hereto of an express representation or warranty contained in this Agreement; provided that at the time such representation or warranty was made by such party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty, (iii) in making such representation or warranty such party had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person. For purposes of this definition, “control” (including, for the avoidance of doubt, its correlative meanings “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) each Acquired Entity shall be an Affiliate of Seller prior to the Closing, but shall cease to be an Affiliate of Seller as of and after the Closing, (ii) the Acquired Entities shall not be Affiliates of Buyer prior to the Closing, but shall be Affiliates of Buyer as of and after the Closing, and (iii) Affiliates of Seller and the Retained Subsidiaries shall only include entities that, as of the applicable time, are controlled Affiliates of Spectrum Brands Holdings, Inc. where Seller has the right to cause the entity to take the required action.
“Agreement” shall have the meaning given to such term in the Preamble.
“Anti-Corruption Law” means: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended from time to time; (iii) the UK Bribery Act 2010; and (iv) any other Applicable Law which prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or advisor of such Person or is broadly equivalent to the laws referred to in (ii) and (iii) or was intended to enact the provisions of the OECD Convention or which has as a primary objective the prevention of corruption.

“Applicable Law” means, with respect to any Person, any federal, state, territorial, provisional, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Apportioned Obligations” shall have the meaning given to such term in Section 8.06(a).
“Assigned Contracts” shall have the meaning given to such term in Section 2.02(a).
“Assigned Permits” shall have the meaning given to such term in Section 2.02(g).
“Assignment and Assumption Agreement” shall have the meaning given to such term in Section 2.09(a)(iii).
“Assumed Benefit Plans” shall have the meaning given to such term in Section 9.09.
“Assumed Liabilities” shall have the meaning given to such term in Section 2.04.
“Automatic Transfer Employee” shall have the meaning given to such term in Section 9.01(a).
“Base Purchase Price” means four billion, three hundred million dollars ($4,300,000,000).
“Benefit Plan” means each material written (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits); provided that a Benefit Plan shall not include any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee or any other plan, agreement, arrangement, program or policy administered or maintained by a Governmental Authority.
“Business” means the Hardware and Home Improvement business of Seller and its Affiliates as reported in the Annual Report filed on Form 10-K of Spectrum Brands Holdings, Inc. for the fiscal year ended September 30, 2020, including the Kwikset®, Weiser®, Baldwin®, Tell Manufacturing®, EZSET®, Pfister®, National Hardware®, FORTIS® and FANAL® brand businesses conducted by Seller and its Subsidiaries (including through the Acquired Entities); provided that for the avoidance of doubt, the Business shall not include the Retained Business.

“Business Benefit Plan” means each Benefit Plan that is contributed to, required to be contributed to, sponsored, maintained or entered into by Seller, an Acquired Entity, a Retained Subsidiary or any Affiliate of any of them under which any Business Employees, Former Business Employee or their eligible dependents have a present or future right to benefits.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Stockholm, Sweden are authorized or required by Applicable Law to close.
“Business Employee” means the employees of the Business set forth under the heading “Business Employees” on Section 1.01(b) of the Disclosure Schedule, which may be updated by Seller from time to time (i) with Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) or (ii) without Buyer’s consent, in the event the employment of any Business Employee is terminated after the date hereof or Seller hires a new employee for the Business in the Ordinary Course.
“Business Financial Information” shall have the meaning given to such term in Section 3.07(a).
“Business Intellectual Property” means (i) the Transferred Intellectual Property and (ii) the Intellectual Property owned by the Acquired Entities, including the Patents and Trademarks set forth in Section 1.01(f) of the Disclosure Schedule.
“Business Intercompany Contract” shall have the meaning given to such term in Section 5.02.
“Business Records” shall have the meaning given to such term in Section 2.02(h).
“Buyer” shall have the meaning given to such term in the Preamble.
“Buyer FSA Plan” shall have the meaning given to such term in Section 9.05.
“Buyer Indemnified Parties” shall have the meaning given to such term in Section 11.02(a).
“Buyer Related Parties” shall have the meaning given to such term in Section 13.01(a).
“Buyer Released Claims” shall have the meaning given to such term in Section 11.09(a).
“Buyer Released Parties” shall have the meaning given to such term in Section 11.09(b).
“Buyer Releasing Parties” shall have the meaning given to such term in Section 11.09(a).
“Cash” means, with respect to any Person as of any time, the cash and cash equivalents (including marketable securities in accordance with GAAP) and security deposits held by or on behalf of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time (net of issued but uncleared checks and drafts written or issued by or to such Person), in each case calculated and determined in accordance with GAAP.
“Chinese Tax Amount” shall have the meaning given to such term in Section 8.01(c).
“Chinese Tax Authorities” shall have the meaning given to such term in Section 8.01(c).
“Chinese Tax Filings” means the Tax reporting package(s) required to be filed with the appropriate Governmental Authorities of the People’s Republic of China in respect of the reporting of Chinese Tax Amount (if any) that may be due on the China-related transactions contemplated by this Agreement; provided that, for the avoidance of doubt, Chinese Tax Filings do not include any Chinese stamp duty filings required to be filed with a Governmental Authority.
“Closing” shall have the meaning given to such term in Section 2.09.
“Closing Cash” means an amount equal to the aggregate amount of Cash held by the Acquired Entities as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02), calculated in accordance with the Accounting Policies.
“Closing Date” means the date on which the Closing occurs.
“Closing Indebtedness” means the aggregate amount of (i) Indebtedness of the Acquired Entities plus (ii) Indebtedness that is included in the Assumed Liabilities, in each case as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02) and calculated in accordance with the Accounting Policies; provided that Closing Indebtedness shall exclude any amounts taken into account in the calculation of Closing Net Working Capital.
“Closing Net Working Capital” means (i) the Current Assets of the Acquired Entities or included in the Purchased Assets minus (ii) the Current Liabilities of the Acquired Entities or included in the Assumed Liabilities, in each case as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02) and calculated in accordance with the Accounting Policies; provided that Closing Net Working Capital shall not take into account any amounts taken into account in computing Retained Tax Liabilities or Tax Assets that are treated as Excluded Assets.
“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Closing Net Working Capital minus (ii) Closing Net Working Capital Target.
“Closing Net Working Capital Target” means one hundred eighty-six million, nine hundred fifty-eight thousand dollars ($186,958,000).
“COBRA” shall have the meaning given to such term in Section 9.12(c).

“Code” means the Internal Revenue Code of 1986.
“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means the confidentiality agreement between Buyer and Seller, or its applicable Affiliate, dated as of June 24, 2021.
“Continuation Period” shall have the meaning given to such term in Section 9.02(a).
“Continuing Employees” means Automatic Transfer Employees and Non-Automatic Transfer Continuing Employees.
“Controlled Group Liability” shall have the meaning given to such term in Section 9.12(b).
“Copyrights” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.
“Covered Income Tax Return” means any Tax Return for Income Taxes that is both (i) required to be filed by any Acquired Entity for a taxable period that ends on or before the Closing Date and (ii) due (taking into account extensions) after the Closing Date.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Events” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, change of habit or behavior of individuals (or groups of individuals) or any other Applicable Law, Order, directive, guideline or recommendation by any Governmental Authority, including the Center for Disease Control and Prevention, and any other similar health or safety organization, agency, institute or group or any industry organization, agency, institute or group in connection with or related to COVID-19 (or any worsening or escalation thereof).
“Credit Support” shall have the meaning given to such term in Section 7.07.
“Current Assets” shall have the meaning given to such term in Schedule II.
“Current Liabilities” shall have the meaning given to such term in Schedule II.
“Current Representation” shall have the meaning given to such term in Section 7.05(a).
“D&O Indemnitees” shall have the meaning given to such term in Section 6.03(a).
“D&O Tail Policy” shall have the meaning given to such term in Section 6.03(b).
“Damages” shall have the meaning given to such term in Section 11.02(a).

“Debt Financing” shall have the meaning given to such term in Section 13.17.
“Debt Financing Sources” shall mean any entity providing or arranging or otherwise entering into agreements (including any joinder agreements pursuant to the Debt Financing or relating thereto) in connection with all or any part of the Debt Financing together with their respective Affiliates, and their, as well as their respective Affiliates’ equityholders, members, employees, officers, directors, representatives, attorneys, agents or advisors.
“Deeds” means special warranty deeds with respect to each Owned Real Property in recordable form in the jurisdiction where such Owned Real Property is located and, in each case, in a form reasonably satisfactory to Seller and Buyer.
“Deferred Assets and Liabilities” shall have the meaning given to such term in Section 2.09(c).
“Deferred Consent” shall have the meaning given to such term in Section 2.06(b).
“Deferred Transfer Closing” shall have the meaning given to such term in Section 2.09(d).
“Deferred Item” shall have the meaning given to such term in Section 2.06(b).
“Deferred Jurisdiction” shall have the meaning given to such term in Section 2.09(c).
“Deferred Purchase Price” shall have the meaning given to such term in Section 2.09(e).
“Definitive Debt Financing Agreements” shall have the meaning given to such term in Section 13.17.
“Designated Person” shall have the meaning given to such term in Section 7.05(a).
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” shall have the meaning given to such term in Section 2.10(c).
“Disputed Items” shall have the meaning given to such term in Section 2.10(c).
“End Date” shall have the meaning given to such term in Section 12.01(b).
“Enforceability Exceptions” shall have the meaning given to such term in Section 3.02.
“Environmental Laws” means any Applicable Law relating to protection of human health and safety, natural resources or the environment, including Applicable Laws relating to contamination and the use, generation, management, handling transport, treatment, disposal, storage, Release or threatened Release of hazardous or toxic substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Estimated Closing Cash” shall have the meaning given to such term in Section 2.08(a).
“Estimated Closing Indebtedness” shall have the meaning given to such term in Section 2.08(a).
“Estimated Closing Net Working Capital” shall have the meaning given to such term in Section 2.08(a).
“Estimated Deferred Purchase Price” shall have the meaning given to such term in Section 2.08(a).
“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Estimated Closing Net Working Capital minus (ii) Closing Net Working Capital Target.
“Estimated Purchase Price” means an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, minus (iii) Estimated Closing Indebtedness, plus (iv) Estimated Closing Cash, minus (v) any Estimated Deferred Purchase Price, each as initially determined pursuant to Section 2.08.
“Estimated Transaction Expenses” shall have the meaning given to such term in Section 2.08(a).
“Excluded Assets” shall have the meaning given to such term in Section 2.03.
“Excluded Liabilities” shall have the meaning given to such term in Section 2.05.
“Final Closing Statement” shall have the meaning given to such term in Section 2.10(a).
“Final Determination” means any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
“Foreign Acquisition Agreement” shall have the meaning given to such term in Section 2.14.
“Former Business Employee” means any individual formerly employed at any time prior to Closing by Seller or any of its Subsidiaries and whose employment therewith was primarily related to the Business.
“Fundamental Representations” means the representations and warranties contained in Sections 3.01 (solely the first sentence thereof), 3.02, 3.05, 3.06(a) and (b), 3.15, 3.19, 4.01, 4.02 and Section 4.09.

“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, department, court, agency or official, including any political subdivision thereof, or any self-regulatory organization.
“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means (i) all indebtedness for borrowed money, including indebtedness evidenced by notes, bonds, debentures or other debt securities (together with any interest accrued thereon and any prepayment penalties in regard thereof payable solely as a result of the transactions contemplated hereby), (ii) all obligations relating to letters of credit, bankers’ acceptances, surety, performance bonds or other bonds or similar instruments, solely to the extent drawn, (iii) financing lease obligations that are required to be capitalized in accordance with Accounting Policies which, for the sake of clarity, shall not include operating lease obligations or real estate leases, (iv) the net termination value of any currency swap or interest swap, cap or collar arrangement or any other derivative instrument used to hedge any other item in this definition (which amount, if positive, shall be a reduction to Indebtedness), (v) an amount equal to the difference (which amount, if negative, shall be a reduction to Indebtedness) between (A) the aggregate accrued and unpaid Income Taxes of the Acquired Entities with respect to any Pre-Closing Tax Period for which the Tax Return has not yet been filed as of the Closing and (B) the sum of (x) any overpayment of Income Taxes of the Acquired Entities with respect to any Pre-Closing Tax Period and (y) any obligations (including payroll Taxes) attributable to employees of the Business that are deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), (vi) any unpaid severance obligations with respect to Former Business Employees (including the employer portion of any applicable payroll Taxes), (vii) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise), calculated in accordance with the Accounting Policies, (viii) any declared but unpaid dividends or amounts owed to Seller or its Affiliates (other than the Acquired Entities) that remain outstanding at the Closing and (ix) any accrued and payable amounts owed to Business Employees and Former Business Employees under any Assumed Incentive Plan; provided, that for purposes of calculating Closing Indebtedness, Indebtedness shall not include any of the foregoing to the extent taken into account as a Current Liability in Closing Net Working Capital or as a Transaction Expense and, without limiting the foregoing, shall be calculated without regard to any amounts Buyer or Seller has agreed to assume liability for otherwise in this Agreement; provided, further, that Indebtedness shall not include any obligations solely among the Acquired Entities or any trade payables.
“Indemnified Party” shall have the meaning given to such term in Section 11.03(a).

“Indemnifying Party” shall have the meaning given to such term in Section 11.03(a).
“Income Tax” means (i) any United States federal, state, local or non-U.S. Tax based on or measured by reference to net income and (ii) in the case of the Philippines, any Tax based on gross income.
“Insurance Obligations” means all obligations and liabilities relating to, arising under or out of, or in connection with payment, reimbursement, indemnification, collateral and other obligations related to claims, losses, retained amounts or allocated loss adjustment expenses, including deductible and loss reimbursement obligations and premiums payable due to carrier audits, with respect to the Business under policies of insurance held by Sellers and their Affiliates covering the Business and all agreements related to such policies.
“Intellectual Property” means (i) issued patents and pending patent applications, including provisionals, non-provisionals, priority applications, PCT applications, continuations, divisionals, continuations-in-part, reexaminations, reissues, renewals, patent term extensions and supplementary protection certificates (“Patents”), (ii) registered and unregistered trademarks, service marks, trade names, trade dress, internet domain names, logos and other source identifiers, including all applications and registrations of, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrightable works and copyrights and moral rights, including registrations or applications for registrations thereof and all renewals, extensions, restorations and reversions of the foregoing (“Copyrights”), (iv) know-how and trade secrets, (v) computer software and mask works, (vi) other similar types of proprietary intellectual property rights, (vii) all copies and tangible embodiments thereof in whatever form or medium, and (viii) all rights to sue or recover and retain damages, costs and attorney’s fees for past, present and future infringement or violation of any of the foregoing.
“International Plan” means any Business Benefit Plan that covers Business Employees located primarily outside of the United States.
“Investment Laws” shall have the meaning given to such term in Section 3.03.
“IP Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into between Buyer and Seller, or their designated Affiliates, at the Closing in substantially the form attached hereto as Exhibit A.
“IP/IT Contracts” shall have the meaning given to such term in Section 2.02(a).
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing.
“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the individuals set forth in Section 1.01(c) of the Disclosure Schedule under the heading “Seller Knowledge Parties”.
“Leased Real Property” shall have the meaning given to such term in Section 3.13(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, or security interest in respect of such property or asset.
“Master Allocation Statement” shall have the meaning given to such term in Section 2.07(b).
“Material Adverse Effect” means any fact, condition, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, excluding any fact, condition, circumstance, occurrence, effect, change, event or development resulting from or relating to (i) any Excluded Asset or Excluded Liability or (ii) (a) changes in GAAP or changes in accounting requirements applicable to any industry in which the Business operates, (b) changes in the financial, securities, currency, capital or credit markets or in general economic, political or regulatory conditions in any jurisdiction in which the Business operates (including any state, federal or local government shutdown), (c) changes (or proposed changes) in Applicable Law or conditions generally affecting any industry in which the Business operates, (d) acts of war, sabotage or terrorism, cyberattacks or disasters (including hurricanes, tornadoes, floods, fires, earthquakes and weather-related events or other “acts of God”), pandemics, epidemics or other outbreaks of disease or public health events (including COVID-19) or any escalation or worsening thereof or any responses thereto, (e) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any other facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of the Business after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, partners, principals, employees, suppliers, vendors, service providers or Governmental Authorities or third parties, (f) changes in the composition, number or identity of the Business Employees not in breach of this Agreement, (g) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (h) any action taken (or omitted to be taken) at the request of or with the written consent of Buyer or (j) any action taken (or omitted to be taken) by Seller or any of its Affiliates that is required to be taken or omitted or are expressly contemplated pursuant to this Agreement or (k) any matter or other item disclosed on the Disclosure Schedule or any fact known to Buyer as of the date hereof, except, in the case of clauses (a), (b), and (c), to the extent the Business, taken as a whole, is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).
“Material Contract” shall have the meaning given to such term in Section 3.10(b).
“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing.

“New Subsidiaries” shall have the meaning given to such term in Section 13.01(c).
“Non-Automatic Transfer Continuing Employee” means a Non-Automatic Transfer Employee who accepts an offer of employment, effective as of the Closing, from Buyer or one of its Subsidiaries, it being understood that, unless a written acceptance of an offer of employment is required by Applicable Law, any Non-Automatic Transfer Employee who does not expressly reject such offer of employment prior to the Closing shall be deemed for purposes of this Agreement to have accepted such offer as of the Closing.
“Non-Automatic Transfer Employee” shall have the meaning given to such term in Section 9.01(b).
“Notice Period” shall have the meaning given to such term in Section 11.04.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.
“Ordinary Course” means the ordinary course of business of Seller and its Subsidiaries, except as such conduct of business has been modified by Seller’s and its Subsidiaries’ current responses to the occurrence, continuation or worsening of COVID-19 or otherwise by Seller’s and its Subsidiaries’ compliance with any COVID-19 Events.
“Owned Real Property” shall have the meaning given to such term in Section 3.13(a).
“Patents” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.
“Parent Financial Statements” shall have the meaning given to such term in Section 3.07(a).
“Permits” shall have the meaning given to such term in Section 3.12(b).
“Permitted Liens” means (i) Liens disclosed in Section 1.01(d) of the Disclosure Schedule under the heading “Permitted Liens”; (ii) Liens for Taxes that are not yet due and payable (or, if due, not delinquent) or that are being contested in good faith and for which adequate reserves have been set aside in accordance with GAAP; (iii) mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the Ordinary Course or that are not yet due and payable (or, if due, not delinquent) or that are being contested in good faith; (iv) statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests; (v) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority; (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements; (vii) Liens on real property (including easements, covenants, rights of way and similar restrictions) that are (a) matters of record or (b) do not materially interfere with the present uses of such real property; (viii) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws; (ix) transfer restrictions of general applicability as may be provided under applicable securities laws); (x) Liens constituting non-exclusive licenses, sublicenses or covenants not to sue in respect of any Intellectual Property granted in the Ordinary Course; and (xi) Liens which will be extinguished and released in full as of the Closing.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Representation” shall have the meaning given to such term in Section 7.05(a).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Potential Contributor” shall have the meaning given to such term in Section 11.06.
“PRC” means the People’s Republic of China.
“Pre-Closing Occurrences” shall have the meaning given to such term in Section 7.08(b).
“Pre-Closing Reorganization” shall have the meaning given to such term in the recitals.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Preliminary Closing Statement” shall have the meaning given to such term in Section 2.08(c).
“Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) the Closing Net Working Capital Adjustment Amount minus (c) Closing Indebtedness plus (d) Closing Cash, each as finally determined pursuant to Section 2.10.
“Purchased Assets” shall have the meaning given to such term in Section 2.02.
“Purchased Entities” means the entities designated as “Purchased Entities” set forth in Section 1.01(a) of the Disclosure Schedule.
“Purchased Shares” means all issued and outstanding equity interests of the Purchased Entities as set forth on Section 3.06(b) of the Disclosure Schedule.
“Qualifying Offer” shall have the meaning given to such term in Section 9.01.
“R&W Insurance Policy” shall have the meaning given to such term in Section 11.08.
“Real Property Lease” shall have the meaning given to such term in Section 3.13.

“Recovery Costs” shall have the meaning given to such term in Section 7.08(c).
“Reference Date” means June 30, 2021.
“Registered Business IP” shall have the meaning given to such term in Section 3.14(a).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
“Representative” means, with respect to any Person, such Person’s directors, officers, partners, principals, employees, counsel, financial advisors, auditors, agents and other authorized representatives.
“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business, including the Home and Personal Care, Global Pet Care and Home and Garden businesses of Seller and its Affiliates as described in the Annual Report filed on Form 10-K of Spectrum Brands Holdings, Inc. for the fiscal year ended September 30, 2020.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Acquired Entities.
“Retained Tax Liabilities” means (i) Taxes imposed upon Seller or any of the Retained Subsidiaries, (ii) Taxes for which an Acquired Entity (or any successor) is liable by virtue of (a) being a member of a tax group prior to Closing, including any such liability under U.S. Treasury Regulation Section 1.1502-6 or (b) a contract, including any Taxes related to any indemnification, Tax Sharing Agreement or similar agreement, but excluding any commercial contract or agreement the primary purpose of which does not relate to Tax matters, (iii) Taxes imposed on any Acquired Entity as a result of the Pre-Closing Reorganization, (iv) U.S. federal income tax, if any, of an Acquired Entity imposed on income or gain recognized by such Acquired Entity for U.S. federal income tax purposes in the transactions deemed to occur by reason of the Section 338(g) election made with respect to such Acquired Entity pursuant to this Agreement, and (v) Income Taxes imposed on any Acquired Entity (or any successor) for a taxable period ending on or before the Closing Date or relating to the pre-Closing portion of any Straddle Tax Period (up to and including the Closing Date), provided that (A) Retained Tax Liabilities shall exclude any Taxes that would not arise but for any action, event, or transaction on the Closing Date but after the Closing that was taken by or at the direction of Buyer or any of its Affiliates (including, after the Closing, any Acquired Entity) outside the Ordinary Course and (B) any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and any Apportioned Obligations shall, in each case, be paid in the manner set forth in Article 8.
“Seller” shall have the meaning given to such term in the Preamble.

“Seller Benefit Plan” means each Benefit Plan contributed to, required to be contributed to, sponsored, maintained or entered into by Seller or its Affiliates (other than the Acquired Entities) in which Business Employees, Former Business Employees or their eligible dependents participate.
“Seller Credit Support Arrangements” shall have the meaning given to such term in Section 7.07.
“Seller Defined Contribution Plan” shall have the meaning given to such term in Section 9.03.
“Seller FSA Plan” shall have the meaning given to such term in Section 9.05.
“Seller Group” means any consolidated, combined, unitary or similar group of which Seller or any of its Subsidiaries (other than the Acquired Entities), on the one hand, and one or more of the Acquired Entities, on the other hand, are members for Tax purposes.
“Seller Indemnified Parties” shall have the meaning given to such term in Section 11.02(b).
“Seller Names and Marks” means, except for the Transferred Trademarks, any and all (i) Trademarks of Seller or any of its Retained Subsidiaries, including the Trademarks set forth on Section 6.04 of the Disclosure Schedule and (ii) Trademarks derived from, confusingly similar to or including any of the foregoing.
“Seller Policies” shall have the meaning given to such term in Section 7.08(b).
“Seller Related Parties” shall have the meaning given to such term in Section 13.01(a).
“Seller Released Claims” shall have the meaning given to such term in Section 11.09(b).
“Seller Released Parties” shall have the meaning given to such term in Section 11.09(a).
“Seller Releasing Parties” shall have the meaning given to such term in Section 11.09(b).
“Seller Tax Records” means any Tax Return, Tax schedules, work papers or other information of or with respect to Seller, any Retained Subsidiary, or any tax group that includes Seller or any Retained Subsidiary.
“Shared Contracts” shall have the meaning set forth in Section 2.15(c).
“Specified Jurisdictions” means the United States, Canada, Colombia, Mexico, the PRC and Taiwan.
“Straddle Income Tax Returns” means any Tax Return for Income Taxes imposed on any Acquired Entity for a Straddle Tax Period.

“Straddle Tax Period” means a Tax period that begins before, and ends after, the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.
“Tariff Receivable” shall have the meaning set forth in Section 2.02.
“Tax” means (a) all federal, state, local or foreign taxes imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”) and any other duties, fees, charges or assessments in the nature of a tax, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat / unclaimed property and estimated taxes; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (a) of this definition.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit or tax attribute that could be carried forward or back to reduce Taxes and losses or deductions deferred by Applicable Law.
“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other Taxing Authority.
“Tax Return” means any report, return, document, declaration, attachment or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, attachment or other information.
“Tax Sharing Agreements” means all existing agreements or arrangements between Seller or a Retained Subsidiary, on the one hand, and one or more Acquired Entities, on the other hand, that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Termination Fee” shall have the meaning given to such term in Section 12.02(b).
“Third-Party Claim” shall have the meaning given to such term in Section 11.03(a).
“Third-Party Consent” means: (i) in respect of an Assigned Contract or Real Property Lease, any consents or waivers required from the relevant third party counterparty (which does not include Seller, or the Retained Subsidiaries or their respective Affiliates) for the assignment or transfer of such Assigned Contract or assignment or sublease of such Real Property Lease to Buyer or its Affiliates; and (ii) in respect of an Assigned Permit, any consent or waiver required from a Governmental Authority for the assignment or transfer of that Assigned Permit to Buyer or one of its Affiliates, in each case, as required pursuant to the terms of this Agreement.
“Trademarks” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.
“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Foreign Acquisition Agreements and any other documents or agreements delivered pursuant to Section 2.09(a)(iv) or Section 2.09(b)(vi).
“Transaction Expenses” means the following fees, costs and expenses incurred by an Acquired Entity prior to the Closing or subject to reimbursement by the Acquired Entities based on contracts entered into prior to the Closing, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and payable by an Acquired Entity and not paid prior to the Closing: (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or external service providers; and (c) other than otherwise provided in this Agreement (including Section 1.01(e) of the Disclosure Schedule), any cash payments payable by any of the Acquired Entities to Business Employees in respect of any transaction bonus, discretionary bonus, change-of-control payment (other than any payment (x) triggered by Buyer or triggered by a termination of employment that occurs following the Closing (e.g., a double-trigger termination); (y) triggered on account of Buyer’s failure to meet the requirements of Article 9; or (z) required to be paid by Applicable Law as a result of the transactions contemplated by this Agreement) or retention payments made to any Continuing Employee (other than due to any cash payable by Buyer or equity awards granted by Buyer to any Continuing Employee in connection with the transactions contemplated by this Agreement) solely as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement, in each case, including the employer portion of any payroll, social security, unemployment or similar Taxes; provided that, without limiting the foregoing, Transaction Expenses shall be calculated without regard to any amounts Buyer or Seller has agreed to assume liability for otherwise in this Agreement.
“Transfer Tax” means any excise, sales, use, value added, registration, stamp, stamp duty, stamp duty reserve tax, stamp duty land tax, recording, documentary, conveyancing, franchise, property, real property, transfer and similar Taxes, duties, levies, charges and fees (including any penalties and interest).
“Transferred FSA Balances” shall have the meaning given to such term in Section 9.05.
“Transferred Intellectual Property” shall have the meaning given to such term in Section 2.02(b)(ii).
“Transferred IT Assets” shall have the meaning given to such term in Section 2.02(c).

“Transferred Trademarks” shall have the meaning given to such term in Section 2.02(b)(i).
“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller (or any Affiliate thereof) at the Closing in substantially the form attached hereto as Exhibit B.
“Transportation Contracts” means contracts or agreements providing for or relating to the provision of transportation, transloading or shipping services.
“TSA Asset” shall have the meaning given to such term in Section 2.06(d).
“WARN” shall have the meaning given to such term in Section 9.11.
Section 1.02.Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules (including the Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule (including the Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement. Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Disclosure Schedule), Exhibit or Annex, then, for the purposes of construing such Section, Schedule, Exhibit or Annex, the definitions set out in such Section, Schedule, Exhibit or Annex shall prevail. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “or” shall not be exclusive (i.e., “or” shall mean “and/or”). The word “shall” shall have the same meaning as “will” and vice versa. A Contract, asset or right shall be deemed to be “primarily related to” or “primarily used in” the Business only if, as of the date of this Agreement or the Closing, such Contract, asset or right is used in connection with the Business more than it is used in connection with the Retained Business. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
Purchase and Sale
Section 2.01.Purchased Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell (or cause to be sold) to Buyer, and Buyer shall purchase (or cause to be purchased) from Seller (or a Retained Subsidiary), the Purchased Shares.
Section 2.02.Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and subject to the exclusions set forth in Section 2.03, at the Closing, Seller shall, sell, convey, transfer and assign (or cause to be sold, conveyed, transferred and assigned) to Buyer, and Buyer shall purchase, acquire and accept (or caused to be purchased, acquired and accepted) from Seller (and the Retained Subsidiaries), all of Seller’s and its Retained Subsidiaries’ right, title and interest in, to and under the following (and only the following) assets, properties and rights of Seller and its Retained Subsidiaries (other than the Purchased Shares and the assets, properties and rights held by the Acquired Entities) as the same shall exist immediately prior to the Closing, (collectively, the “Purchased Assets”):
(a)all transferable or assignable rights under all (i) contracts, agreements, licenses, commitments, sales and purchase orders and other instruments with respect to the licensing of, or provision of services relating to, Intellectual Property or IT Assets, that are exclusively related to or exclusively used in the Business as of the Closing (the “IP/IT Contracts”) and (ii) contracts, agreements, licenses, commitments, sales and purchase orders and other instruments (other than IP/IT Contracts), that are primarily related to or primarily used in the Business as of the Closing (collectively with the IP/IT Contracts, the “Assigned Contracts”);
(b)(i) the Trademarks set forth in Section 2.02(b)(i) of the Disclosure Schedule (the “Transferred Trademarks”) and (ii) all Intellectual Property (other than Trademarks) owned by Seller or any of the Retained Subsidiaries and exclusively related to or exclusively used in the Business as of the Closing, including the Intellectual Property identified on Section 2.02(b)(ii) of the Disclosure Schedule (collectively and together with the Transferred Trademarks, the “Transferred Intellectual Property”);
(c)All (i) IT Assets owned by Seller or its Retained Subsidiaries that are exclusively related to or exclusively used in the Business and (ii) physical IT Assets located on the premises of an Owned Real Property or Leased Real Property (the “Transferred IT Assets”);

(d)all Current Assets;
(e)all Owned Real Property, Real Property Leases and Leased Real Property;
(f)all furniture, equipment (including machinery) and other tangible personal property (other than assets, properties and rights of a type expressly covered in a different section of this Section 2.02) that is located on the premises of an Owned Real Property or a Leased Real Property;
(g)all transferable Permits that are exclusively related to or exclusively used in the Business or that exclusively relate to the Owned Real Property, Real Property Leases or Leased Real Property; provided, however, that Seller and the Retained Subsidiaries shall have the right to retain copies for their compliance records of any such Permits (the “Assigned Permits”);
(h)the personnel records (including all human resources and other records, other than performance evaluations, disciplinary records or medical records) of Seller or a Retained Subsidiary to the extent relating to the Continuing Employees to the extent permitted under Applicable Law and all other books, records, files and papers (excluding e-mails) exclusively related to the Business (collectively, the “Business Records”); provided, that: (i) Seller shall be entitled to retain copies of any and all Business Records; (ii) Seller shall only be required to deliver such books, records, files and papers (whether electronic or otherwise) to the extent permitted by Applicable Law, and Seller shall not be required to, prior to the Closing, deliver to Buyer any books, records, files or papers that are not reasonably practicable to identify and extract, prior to the Closing; (iii) Seller shall reasonably determine the format in which Business Records are delivered to Buyer; and (iv) Seller shall be entitled to redact any portion of the Business Records to the extent related to any matter other than the Business; and
(i)all other assets, properties and rights of a type not expressly covered in this Section 2.02 that are exclusively related to or exclusively used in the Business, including those assets, properties and rights listed in Section 2.02(i) of the Disclosure Schedule.
Section 2.03.Excluded Assets. Buyer expressly understands and agrees that, notwithstanding anything to the contrary set forth in Section 2.02, all of the following assets, properties and rights (the “Excluded Assets”) of Seller and its Retained Subsidiaries (and the Acquired Entities to the extent such assets, properties or rights would have been an Excluded Asset if held by Seller or one of its Retained Subsidiaries) shall be retained by, and remain the property of, Seller or a Retained Subsidiary, and shall be excluded from the Purchased Assets:
(a)(x) all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments (other than the Assigned Contracts), including enterprise software agreements, and (y) all Transportation Contracts;
(b)all interests in the capital stock of, or any other equity interests in, Seller or any Retained Subsidiary (or securities convertible, exchangeable or exercisable therefor);
(c)all Cash (other than any Cash of the Acquired Entities);

(d)all real property (including leases thereof), and all buildings, furniture, fixtures and improvements erected thereon, equipment (including machinery) and other tangible personal property (other than as provided by Section 2.02(e) or Section 2.02(f));
(e)all insurance policies, historical and in-force;
(f)except for the Transferred Intellectual Property, Intellectual Property owned by an Acquired Entity and any Intellectual Property licensed pursuant to an Assigned Contract, all other Intellectual Property owned by or licensed to Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates otherwise has any right, title, or interest, including all Seller Names and Marks;
(g)except for the Transferred IT Assets, all other IT Assets;
(h)all rights of Seller or any of the Retained Subsidiaries arising under the Transaction Documents or the transactions contemplated hereby or thereby;
(i)all (i) books, records, files and papers (whether electronic or otherwise) prepared or received by or on behalf of Seller or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business, Seller or any prospective purchaser of the Business or any of their Affiliates so prepared or received, (ii) confidentiality agreements with prospective purchasers of the Business or any portion thereof (except that Seller shall, to the extent it is able, assign to Buyer at the Closing all of Seller’s rights under such agreements to confidential treatment and limited use of information with respect to the Business and with respect to solicitation and hiring of Continuing Employees) and all bids and expressions of interest received from third parties with respect thereto and (iii) all privileged materials, attorney work product, documents and records to the extent not related to the Business;
(j)all accounting goodwill related to the Business;
(k)all Seller Tax Records, Tax Assets, rights to Tax refunds, and tax credits;
(l)the tariff exclusions-related receivable referenced in Seller’s management accounts as line item “Non-trade receivables #1155” (the “Tariff Receivable”);
(m)any asset or class of assets excluded from Purchased Assets by virtue of the limitations expressed in the definition thereof;
(n)all assets used for purposes of providing the services, rights and support described in Section 7.10; and
(o)the other assets, properties and rights (including contracts) listed in Section 2.03(o) of the Disclosure Schedule; and
(p)all insurance claims to the extent not relating to the Business.
Section 2.04.Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees, effective at the Closing, to assume and thereafter to timely pay, discharge and perform in accordance with their terms, all of the following liabilities of Seller and the Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter (the “Assumed Liabilities”):
(a)all Current Liabilities;
(b)all liabilities to the extent arising out of or relating to any products manufactured, sold or and distributed by, or services provided, by Seller or any of its Affiliates with respect to the Business (including any such products or services that have been discontinued or that were manufactured, sold, distributed or provided by a predecessor entity prior to or after Seller’s ownership of such entity);
(c)all liabilities that are expressly assumed by Buyer pursuant to Article 9;
(d)all liabilities arising out of or in connection with any Applicable Law related to unclaimed or abandoned property related to or arising out of the Business or the Purchased Assets;
(e)all liabilities arising out of or due to the failure of the parties to comply with “bulk sales” or “bulk transfer” laws;
(f)all Insurance Obligations to the extent arising out of the conduct of the Business;
(g)all liabilities that Buyer expressly assumes or agrees to bear under this Agreement;
(h)all liabilities arising under contracts, agreements, licenses, commitments, sales and purchase orders and other instruments that are included in the Purchased Assets;
(i)all liabilities set forth on Section 2.04(i) of the Disclosure Schedule; and
(j)all other liabilities or obligations to the extent arising out of (i) the Purchased Assets or the Business (as currently or formerly operated or conducted, or as operated or conducted in the future), (ii) any activities occurring or conducted (currently or formerly) at the Real Property (including offsite disposal of any substance or material), or (iii) any activities occurring or conducted at any real property formerly owned, leased or operated to the extent related to the Business (including offsite disposal of any substance or material), including in each case of clauses (i) through (iii) liabilities or obligations which arise under Environmental Law except for Retained Tax Liabilities; provided that, any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Article 8;
Buyer’s obligations under this Section 2.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection herewith or therewith or any right to indemnification hereunder or thereunder or otherwise.

Section 2.05.Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from Seller and the Retained Subsidiaries and is not assuming any other liability of Seller or any of the Retained Subsidiaries of whatever nature, whether presently in existence or arising hereafter. All such other liabilities (collectively, the “Excluded Liabilities”) shall be retained by and remain liabilities of Seller or the Retained Subsidiaries.
Section 2.06.Limitation on Assignment of Purchased Assets.
(a)Prior to the Closing, Seller shall use its reasonable best efforts to obtain all applicable Third-Party Consents requested by Buyer or set forth on Section 3.04(iii) of the Disclosure Schedule in connection with the transfer and assignment of the Purchased Assets and Assumed Liabilities to Buyer in accordance with the terms hereof. Any fees, costs, payments or other liabilities incurred in connection with obtaining such Third-Party Consents shall be borne by Buyer; provided that (i) Seller shall cooperate in good faith to minimize the amount of any such fees, costs, payments or other liabilities, and (ii) if such fees, costs, payments or other liabilities are material, Buyer may instruct Seller in writing to cease seeking such Third-Party Consent with respect to a Purchased Asset if it acknowledges to Seller that the Purchased Asset that is the subject of such Third-Party Consent shall not be transferred hereunder. Buyer shall reasonably assist and cooperate with Seller in order to obtain any Third-Party Consent. Nothing in this Agreement shall require Seller or any of its Affiliates to pay any money or other consideration or grant any other accommodation or concession to any Person or to initiate any claim or proceeding against any Person (including in connection with obtaining any Third-Party Consent) or pursuant to Section 2.09.
(b)Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer, novate or assign any Purchased Asset or any claim, right or benefit arising thereunder, or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party (including any Governmental Authority), including any prior approval, notification and/or consultation with any union, works council or other employee representative, would constitute a breach or default thereunder or would adversely affect the rights or obligations of Buyer or Seller or any of their respective Affiliates thereunder or violate any Applicable Law (any such Purchased Asset or any claim, right or benefit arising thereunder, a “Deferred Item”). If such consent is not obtained or such other action is not taken (each, a “Deferred Consent”) prior to the Closing then, in each such case, (i) the Deferred Item shall not be assigned or transferred to Buyer pursuant to this Agreement and there shall not be any reduction in the Purchase Price, (ii) Seller and Buyer will, for a period of six (6) months following the Closing Date, use their respective reasonable best efforts to seek to obtain such Deferred Consent as soon as practicable after the Closing and (iii) until such Deferred Consent is obtained, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer will obtain the benefits and assume the obligations thereunder in accordance with this Agreement in a manner that would not require any Deferred Consent. Until such Deferred Consent is received, Seller or its Affiliate, as applicable, shall hold the applicable Purchased Asset(s) for Buyer’s benefit and account and manage and operate such Purchased Asset(s) for Buyer’s benefit and account, with all gains, income, losses, Damages, Taxes and Tax benefits or other items generated to be for Buyer’s account (including as an Assumed Liability).

(c)For the avoidance of doubt, neither Seller nor any of Seller’s Affiliates shall have any obligation to obtain any Deferred Consent or to provide such an alternative arrangement (and the failure to do so shall not be deemed to be a breach of Seller’s representations, warranties or covenants hereunder or to contribute to a Material Adverse Effect) other than the undertaking to use reasonable best efforts to obtain such consent as set forth in this Section 2.06. To the extent that, in connection with obtaining a third party’s consent under any Purchased Asset, one or more of the parties hereto (or their respective Affiliates) enter into an agreement with such third party that provides for an allocation of liability among the parties hereto (or such Affiliates), with respect to such Purchased Asset that is inconsistent with the terms of this Agreement, the parties hereto agree that, as among themselves, the provisions of this Agreement shall control. In the event that the assignment of any Purchased Asset or the assumption of any Assumed Liability is required under Applicable Law to be effected pursuant to a separate agreement (including, as applicable, a Foreign Acquisition Agreement, the Assignment and Assumption Agreement, the IP Assignment Agreement, or any other similar transfer document or instrument), such separate agreement shall serve solely to effect the assignment or novation of the Purchased Assets and the assumption of the Assumed Liabilities and no such separate agreement shall have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and liabilities as between them, all of which shall be determined solely in accordance with this Agreement and, in the event of any conflicts between such separate agreement and this Agreement, the terms of this Agreement shall control in all respects.
(d)Each of Seller and Buyer acknowledges and agrees that, to the extent necessary for a Purchased Asset or any claim, right or benefit arising thereunder (together, the “TSA Assets”) to remain with Seller or its applicable Affiliate in order for Seller or its applicable Affiliate to provide services pursuant to the Transition Services Agreement in accordance with the terms thereof, without any reduction in the Purchase Price, legal title to the TSA Assets shall not be conveyed to Buyer at the Closing pursuant to this Agreement. Subject to the other provisions of this Section 2.06, upon expiration or termination of the applicable services pursuant to the Transition Services Agreement in accordance with the terms thereof, legal title to such TSA Asset shall be conveyed, transferred, novated and assigned to Buyer or its applicable Affiliate.
Section 2.07.Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Shares and the Purchased Assets is equal to the Purchase Price. The Purchase Price shall be paid in accordance with Section 2.09 (subject to Section 2.13) and shall be subject to adjustment as provided in Section 2.11.
(e)The Purchase Price (together with the relevant Assumed Liabilities and other relevant amounts) shall be allocated to the Purchased Assets and the Purchased Shares as set forth in the statement attached hereto as Exhibit C (the “Master Allocation Statement”). Buyer and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns (including amended returns and claims for refunds) and information reports relating to the Business or the transactions contemplated by Article 2 of this Agreement in a manner consistent with the Master Allocation Statement, absent a Final Determination that an alternative allocation is required by Applicable Law.

(f)Seller shall prepare and deliver to Buyer, within 90 days after the Purchase Price is finally determined pursuant to Section 2.10, a schedule (the “Allocation Schedule”) allocating the amount of purchase price (as determined for U.S. federal income tax purposes) that is allocated to the Purchased Assets under the Master Allocation Statement among the assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate). Buyer shall have the right to review the Allocation Schedule and shall notify Seller in writing of any objections within twenty (20) days after its receipt thereof (such notice of objection, the “Allocation Notice”). Seller and Buyer shall negotiate in good faith to attempt to resolve any disagreements with respect to the Allocation Schedule. In the event that Seller and Buyer are unable to agree upon the Allocation Schedule within 20 days after the date on which Buyer delivers the Allocation Notice to Seller, each party may, consistent with applicable Law (including Section 1060 the Code and the Treasury Regulations thereunder), allocate the purchase price (as determined for U.S. federal income tax purposes) among the Purchased Assets in a manner it deems appropriate.
(g)If an adjustment is made with respect to the Purchase Price pursuant to Section 2.11, the Master Allocation Statement shall be adjusted as mutually agreed by Buyer and Seller. In the event that an agreement is not reached within twenty (20) days after the determination of such adjustment, Buyer and Seller shall jointly retain an Accounting Referee to resolve the disputed items. Upon resolution of the disputed items, the allocations reflected on the Master Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne in the manner described in Section 2.10(c).
Section 2.08.Estimated Closing Calculations. Not less than four (4) Business Days prior to the Closing Date, Seller, shall deliver to Buyer a written statement setting forth in reasonable detail, (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”), (iv) Transaction Expenses (“Estimated Transaction Expenses”) and (v) Deferred Purchase Price (“Estimated Deferred Purchase Price”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, Seller’s good-faith calculation of the Estimated Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”). Buyer shall be entitled to review and comment on the Preliminary Closing Statement until the date that is two (2) Business Days prior to the Closing Date, and Seller shall make any changes proposed by Buyer with which Seller agrees (in its sole discretion) to its calculations in the Preliminary Closing Statement not later than the Business Day prior to the Closing Date; provided that no disagreement between the parties with respect to any of the calculations in the Preliminary Closing Statement shall delay the Closing.
Section 2.09.Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), as promptly as practicable and in any event within three (3) Business Days after the date on which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or such other date and time as Buyer and Seller may agree in writing. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. At the Closing, the following transactions will occur:
(a)Buyer shall deliver to Seller:
(i)a certificate, dated the Closing Date and signed by an executive officer of Buyer, pursuant to Section 10.03(c) hereof;
(ii)an amount equal to the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer;
(iii)an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), the Transition Services Agreement and the IP Assignment Agreement, in each case duly executed by Buyer or its applicable Affiliate; and
(iv)any Foreign Acquisition Agreements, in each case duly executed by Buyer or its applicable Affiliate, as the parties hereto and their respective counsel shall deem reasonably necessary for (A) the assumption of the Assumed Liabilities and (B) to vest in Buyer or its applicable Affiliate all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the Purchased Assets and the Purchased Shares.
(b)Seller shall deliver, or cause to be delivered, to Buyer:
(i)a certificate, dated the Closing Date and signed by an executive officer of Seller, pursuant to Section 10.02(c) hereof;
(ii)delivery of a customary confirmation from the administrative agent under the credit agreement confirming the release of liens on the Purchased Assets and Purchased Shares by Seller’s lenders under the Amended and Restated Credit Agreement, dated June 23, 2015, as amended and restated on June 30, 2020, by and between Spectrum Brands, Inc., SB/RH Holdings, LLC and Deutsche Bank AG New York Branch, Deutsche Bank AG New York Branch, Credit Suisse AG Cayman Islands Branch, J.P. Morgan Chase Bank, N.A., and Bank of America, N.A., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, and J.P. Morgan Securities LLC;
(iii)duly executed transfers in respect of the Purchased Shares in favor of Buyer or its applicable Affiliate and share certificates for such Purchased Shares in the name of the holders thereof and a copy of any power of attorney under which any transfer is executed on behalf of such holder or any nominee;

(iv)duly executed Deeds with respect to the transfer of the Owned Real Property to Buyer;
(v)the Assignment and Assumption Agreement, the Transition Services Agreement and the IP Assignment Agreement, in each case duly executed by Seller or its applicable Affiliate; and
(vi)any Foreign Acquisition Agreements, in each case duly executed by Seller or its applicable Affiliate, as the parties hereto and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in Buyer or its applicable Affiliate all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the Purchased Assets and the Purchased Shares.
(c)Notwithstanding anything to the contrary in this Agreement, if (i) any consent of, or other action by, a Governmental Authority required to consummate the sale and transfer of the Purchased Shares or Purchased Assets or the assumption of the Assumed Liabilities in any applicable jurisdiction has not been obtained at the time of the Closing, or (ii) Seller determines, in good faith, that it is not reasonably practicable to consummate the sale and transfer of the Purchased Shares or Purchased Assets or the assumption of the Assumed Liabilities in a particular jurisdiction on the Closing Date (each such jurisdiction in which the circumstances described in clauses (i) or (ii) apply, a “Deferred Jurisdiction”), then Buyer and Seller shall, subject to this Section 2.09(c) and Section 2.09(d), agree to defer (to the extent permitted under Applicable Law) the consummation of the portion of the transactions contemplated under this Agreement in such Deferred Jurisdiction solely with respect to the sale and transfer of the Purchased Shares or the Purchased Assets and the assumption of the Assumed Liabilities, as applicable, in respect of such Deferred Jurisdiction (such items for each Deferred Jurisdiction, the “Deferred Assets and Liabilities”); provided that notwithstanding anything else to the contrary contained herein, (x) none of the United States, the PRC or Canada shall be deemed to be a Deferred Jurisdiction, (y) without the written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed, in no event shall either party have the right to defer the consummation of the sale and transfer of the Purchased Shares or the Purchased Assets and the assumption of the Assumed Liabilities, as applicable, in Mexico or Colombia, and (z) if Taiwan is a Deferred Jurisdiction, the Philippines shall be deemed a Deferred Jurisdiction, and the Deferred Transfer Closing with respect to the Philippines shall not occur until (or simultaneous with) the Deferred Transfer Closing with respect to Taiwan.
(d)From and after the Closing, and until such time as the applicable Deferred Assets and Liabilities have been transferred to Buyer pursuant to Section 2.09(c) (each, a “Deferred Transfer Closing”), to the extent permitted under Applicable Law, such Deferred Assets and Liabilities will be held for Buyer’s benefit and account and will be managed and operated by Seller and its Subsidiaries for the benefit and account of Buyer, with all gains, income, losses, Damages, Taxes and Tax benefits or other items generated thereby to be for the account of Buyer or its designated Affiliate (including as an Assumed Liability). Seller and Buyer will use their respective reasonable best efforts to allow Buyer or its designated Affiliate to receive the uninterrupted use and benefit of any Deferred Assets and Liabilities from the Closing Date to the date of its Deferred Transfer Closing. Except as otherwise contemplated by this Section 2.09 or the other provisions of this Agreement, to the extent permitted under Applicable Law, until the applicable Deferred Transfer Closing occurs, Seller will conduct the Business in such Deferred Jurisdiction in accordance with the reasonable and lawful instructions of Buyer and, except to the extent resulting from or arising out of the bad faith or gross negligence by Seller or its Affiliates, Buyer shall defend and indemnify the Seller Indemnified Parties and save and hold each of them harmless against any Damages incurred, sustained or suffered by them arising out of or as a result of the performance by Seller and its Affiliates of its and their respective obligations under this Section 2.09 in respect of any Deferred Assets and Liabilities from and after the Closing until the applicable Deferred Transfer Closing in accordance with the terms and provisions of this Section 2.09.
(e)Subject to the last proviso of Section 2.09(c), the Deferred Transfer Closing of any Deferred Assets and Liabilities shall occur as promptly as is reasonably practicable after the resolution of the applicable circumstance described in clauses (i) through (ii) of the first sentence of Section 2.09(c) that caused such jurisdiction to be a Deferred Jurisdiction or at such time as the parties hereto may mutually agree upon in writing. In connection with any Deferred Transfer Closing where the parties jointly determine that the applicable portion of the Purchase Price is required to be paid on such Deferred Transfer Closing by Buyer or its designated Affiliate to Seller or its Subsidiary in local currency (all such amounts being “Deferred Purchase Price”) at the Deferred Transfer Closing, Buyer shall, or shall cause the applicable designated Affiliate to, deliver the portion of the Purchase Price allocated to such Deferred Transfer Closing in Exhibit C by wire transfer in immediately available funds to an account or accounts designated at least three (3) Business Days prior to the Deferred Closing Date by Seller in a written notice to Buyer. Any amounts payable in local currency shall be determined by reference to the closing mid-point real spot rate quoted by Bank of America for U.S. dollars to amounts of such foreign currency as of 5:00 P.M., New York time, on the date that is the second Business Day prior to the date of the Deferred Transfer Closing).
(f)For purposes of Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.09(a)(iii), 2.09(a)(iv), 2.09(b)(iii), 2.09(b)(iv) 2.09(b)(v), 2.09(b)(vi), 3.05, 3.06(b), 7.01(a), 7.01(b), 7.06, 7.08, 9.01(b) and 9.09, to the extent applicable in connection with any Deferred Jurisdiction, all references to the Closing or the Closing Date in such instances shall be deemed to be references to the applicable Deferred Transfer Closing or date of the applicable Deferred Transfer Closing respectively.
Section 2.10.Post-Closing Purchase Price Adjustment. (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Final Closing Statement”) setting forth in reasonable detail, with reasonable supporting documentation, Buyer’s good faith calculation of (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Closing Cash, (iv) Transaction Expenses, (v) Deferred Purchase Price and (vi) the Closing Net Working Capital Adjustment Amount, and on the basis of the foregoing, its calculation of the Purchase Price. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.10(a), then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.08 shall be deemed to be the Final Closing Statement, subject to the remainder of this Section 2.10.

(g)Following the Closing, Buyer shall provide Seller and its Representatives reasonable access during ordinary business hours to the books, records, properties and personnel of the Business and (subject to the execution of customary work paper access letters if requested) auditors and such other information as Seller may reasonably request, in order to review and analyze (or, if applicable prepare) the Final Closing Statement and the calculations set forth thereon.
(h)If Seller disagrees with the calculation of the Purchase Price as set forth in the Final Closing Statement, Seller may, within sixty (60) days after receipt of the Final Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) setting forth in reasonable detail the particulars of such disagreement (taking into account the information then known to Seller). In the event a Dispute Notice is provided, Buyer and Seller shall for a period of thirty (30) days negotiate in good faith to resolve any such disagreements with respect to the Final Closing Statement. If, following such period Buyer and Seller are unable to reach agreement in respect of the Purchase Price, then at the written request of either Buyer or Seller, Buyer and Seller shall promptly thereafter jointly retain the Accounting Referee to review any items that remain in dispute (the “Disputed Items”), and only those items, for the purpose of calculating the Purchase Price (it being understood and agreed that in conducting such review and making such calculation, the Accounting Referee shall adhere to the provisions of this Section 2.10 (and related definitions)). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Accounting Referee and to each other. The Accounting Referee shall be instructed to render its determination in the form of a written report setting forth its calculations (including the basis thereof) with respect to the Disputed Items as promptly as reasonably possible (which the parties hereto agree should not be later than forty-five (45) days following the date on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of the parties hereto and shall not conduct an independent investigation (and the parties agree there shall be no ex parte communications with the Accounting Referee) and (ii) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness and/or Closing Cash require adjustment (only with respect to the Disputed Items submitted to the Accounting Referee) in order to be determined in accordance with this Agreement. The Accounting Referee’s determination of each Disputed Item shall not be greater than the greater value for such Disputed Item claimed by either Seller in the Dispute Notice or Buyer in the Final Closing Statement or less than the lower value for such Disputed Item claimed by either Seller in the Dispute Notice or Buyer in the Final Closing Statement, as applicable. The Accounting Referee’s report shall be final, binding and conclusive for all purposes hereunder (absent manifest error or fraud). The Accounting Referee shall act in a capacity as an expert and not an arbitrator. The costs, fees and expenses of the Accounting Referee to resolve the disputed items shall be borne by Seller and Buyer in the same proportion that the aggregate amount of the Disputed Items submitted to the Accounting Referee that are unsuccessfully disputed by each such party (as finally determined by the Accounting Referee) bears to the total amount of such Disputed Items so submitted. For the avoidance of doubt and for illustrative purposes only, if the Disputed Items total $100 and the Accounting Referee awards $60 in Seller’s favor, then Buyer shall pay 60% of the fees of the Accounting Referee. All other costs, fees and expenses incurred by the parties hereto in connection with resolving such dispute shall be borne by the party incurring such cost and expense.
(i)For the avoidance of doubt, the parties hereto acknowledge and agree that the determination of the Closing Net Working Capital Adjustment Amount is intended solely to reflect changes between the Closing Net Working Capital and the Closing Net Working Capital Target, and any such change can be measured only if Closing Net Working Capital and the calculations and determinations thereof are prepared using the Accounting Policies. Neither the calculations to be made pursuant to Section 2.08 or this Section 2.10 nor the purchase price adjustment to be made pursuant to Section 2.11 is intended to be used to adjust for errors or omissions, under GAAP or otherwise, that may be found with respect to the Business Financial Information or the Closing Net Working Capital Target. No event, act, change in circumstance or similar development, including any market or business development or change in GAAP or Applicable Law, arising or occurring after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.10 (even if GAAP would require such matter to be taken into consideration in such calculations).
Section 2.11.Adjustment of Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.10 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, within two (2) Business Days of such determination, the amount of such excess by wire transfer of immediately available funds to an account designated by Buyer. If the Purchase Price as finally determined pursuant to Section 2.10 is less than the Estimated Purchase Price, Seller shall pay to Buyer, within two (2) Business Days of such determination, the amount of such shortfall by wire transfer of immediately available funds to an account designated by Buyer.
Section 2.12.Payments. Any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to 200 basis points plus the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
Section 2.13.Withholding. Each of Buyer and Seller, and their respective Affiliates, shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under Applicable Law; provided that (i) so long as Seller or the relevant Retained Subsidiary delivers the certificate described in Section 8.07, the parties hereto agree that no withholding for U.S. Tax is required under current law on any payments to Seller or any of the Retained Subsidiaries, and (ii) promptly upon becoming aware of any requirement to withhold on any payments to Seller or any of the Retained Subsidiaries, Buyer shall use reasonable best efforts to provide Seller with reasonable advanced notice in reasonable detail of any anticipated required withholding and the parties hereto shall reasonably cooperate to reduce or eliminate such deduction or withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 2.14.Foreign Acquisition Agreement. The transfer of each Purchased Asset or Purchased Shares of each Purchased Entity organized or located in a jurisdiction in which local Applicable Laws require observance of specified formalities or procedures to legally effect a transfer of such asset or equity interest will be effected pursuant to short-form acquisition agreements (the “Foreign Acquisition Agreements”) on a country-by-country basis. Each Foreign Acquisition Agreement for the transfer of Purchased Assets shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit E hereto, and each Foreign Acquisition Agreement for the transfer of the Purchased Shares of a Purchased Entity shall be in substantially the same form as the form of Foreign Acquisition Agreement attached as Exhibit F hereto, except as Seller and Buyer may otherwise reasonably agree after the date hereof; provided that the parties shall reasonably cooperate to modify such forms to implement: (i) the deletion of provisions which are inapplicable to such Acquired Entity; (ii) such changes as may be necessary to satisfy the requirements of local Applicable Laws; and (iii) such changes as may be reasonably agreed upon by Seller and Buyer regarding employment, employee benefit, and Tax matters in order to adapt each Foreign Acquisition Agreement to the particular circumstances of the relevant Purchased Entity and country; provided, further, in each case, that each applicable Foreign Acquisition Agreement (including any related transfer instruments thereto) shall serve solely to effect the legal transfer of the applicable Purchased Assets or Purchased Shares of each Purchased Entity and shall not have any effect on the value being received by Buyer or given by Seller, including the allocation of assets and Liabilities as between them or any other terms or conditions of such transfer, all of which shall be determined solely in accordance with this Agreement and, in the event of any conflict between any Foreign Acquisition Agreement (including any related transfer instruments thereto) and this Agreement, the terms of this Agreement shall control in all respects.
Section 2.15.License; Shared Contracts; Wrong Pockets.
(a)With respect to any Intellectual Property (other than any Trademarks) owned by Seller or its Subsidiaries as of the Closing which are included in the Excluded Assets and have been used or held for use in the Business on or prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller (on behalf of itself and its Subsidiaries) hereby grants to Buyer and its Subsidiaries, effective at the Closing, a perpetual, world-wide, non-transferable (other than as permitted by Section 13.05), non-sublicensable (other than as permitted by this Section 2.15(a)), fully paid-up, non-exclusive license under such Intellectual Property to make, have made for Buyer’s and its sublicensees’ account, use, sell, offer to sell, import and distribute products and services solely in connection with the operation of the Business as conducted as of the Closing. The foregoing license shall not include a license to any Intellectual Property rights provided by Seller or its Affiliates to Buyer under the Transition Services Agreement. Buyer may sublicense the license set forth in this Section 2.15(a) solely to (i) its vendors, consultants, contractors and suppliers to the extent necessary in connection with the provision of services to the Business and (ii) its distributors, customers and end users to the extent necessary in connection with the distribution, licensing, offering and sale of the products and services of the Business. Buyer acknowledges and agrees that in no event shall

Seller or any of its Affiliates be required to deliver copies to Buyer or any of its Affiliates of any Excluded Assets (it being understood, for the avoidance of doubt, that the foregoing shall not limit Seller’s obligation to deliver any Purchased Assets to Buyer hereunder).
(b)With respect to any material contract of Seller or any of the Retained Subsidiaries that is used in the Business (excluding any (i) contract, agreement, license, commitment, sales and purchase order or other instrument (A) made with respect to the licensing of, or provision of services relating to, Intellectual Property or IT Assets (including HR systems) that is not an IP/IT Contract, (B) for which the benefits are provided to Buyer or any of its Affiliates through the Transition Service Agreement, or (C) described on Section 2.03(o) of the Disclosure Schedules, (ii) enterprise software agreement, or (iii) Transportation Contract) that is not an Assigned Contract (a “Shared Contract”), if so requested by Buyer, Seller will use reasonable best efforts to establish an agency type or other similar arrangement as may be permitted by Applicable Law so that from and after the Closing the Acquired Entities will receive the benefits of those parts of the Shared Contract that relate to the Business; provided that (i) for so long as Seller or any of its Retained Subsidiaries provides any of the Acquired Entities any benefits of any Shared Contract pursuant to this Section 2.15(b), Buyer shall indemnify the Seller Indemnified Parties against and shall hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Person arising out of or in connection with the provision of such benefits under such Shared Contract to any Acquired Entity, and (ii) none of Seller or any of its Affiliates shall be required to pay any money or other consideration or grant any other accommodation or concession to any Person or initiate any claim or proceeding against any Person in connection with this Section 2.15(b).
(c)If at any time after the Closing Date, subject to Section 2.06, Seller or any Retained Subsidiary (other than an Acquired Entity) holds or comes into possession of any Purchased Asset, then Seller shall (i) promptly notify Buyer, and (ii) transfer, or cause each such Retained Subsidiary to transfer, at no cost, as promptly as reasonably practicable, to Buyer, or an Affiliate designated by Buyer, any such Purchased Asset; until the time of such transfer, Seller or the relevant Retained Subsidiary shall hold such Purchased Asset for Buyer’s benefit and account and manage and operate such Purchased Asset for Buyer’s benefit and account, with all gains, income, losses, Damages, Taxes and Tax benefits or other items generated to be for Buyer’s account (including as an Assumed Liability).
(d)If at any time after the Closing Date, Buyer or any Affiliate thereof holds or comes into possession of any Excluded Asset, then Buyer shall (i) promptly notify Seller, and (ii) as promptly as reasonably practicable, at no cost, transfer (or cause its relevant Affiliate to transfer) to any Retained Subsidiary designated by Seller any such Excluded Asset; until the time of such transfer, Buyer or its Affiliate as applicable, shall hold such Excluded Asset for Seller’s benefit and account and manage and operate such Excluded Asset for Seller’s benefit and account, with all gains, income, losses, liabilities, Taxes and Tax benefits or other items generated to be for Seller’s account (included as an Excluded Liability).
(e)If any transfer of a Purchased Asset or Excluded Asset is made pursuant to Section 2.15(c) or Section 2.15(d), no consideration shall be provided to any Person in respect to such transfer. The parties shall use reasonable best efforts to structure such transfer in an equitable manner for both Seller and Purchaser including from legal and Tax perspectives with a view to ensuring that from an economic standpoint the relevant transfer is neutral for the parties.
ARTICLE 3
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedule (but subject to Section 13.13), Seller represents and warrants to Buyer:
Section 3.01.Corporate Existence and Power. Seller is a legal entity, duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign entity and, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.02.Seller Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate or other similar organizational powers and have been duly authorized by all necessary corporate or other similar organizational action on the part of Seller. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Affiliates is a party, by Seller and any such Affiliates, and the consummation by Seller and such Affiliates of the transactions contemplated thereby, are within Seller’s and any such Affiliate’s corporate or other similar organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or other similar organizational action on the part of Seller and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller or any such Affiliate, shall constitute, a valid and binding agreement of Seller or any such Affiliate, enforceable against Seller or any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03.Governmental Authorization. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 4.03, and except for actions or filings required as a result of the identity, business or operations of Buyer or its Affiliates, the execution, delivery and performance by Seller of this Agreement and by Seller and its applicable Affiliates of each other Transaction Document to which Seller or any of its

Affiliates is a party and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, other Competition Laws and any other applicable United States or foreign merger control or investment laws or laws that provide for review of national security or defense matters (collectively, this clause (i), “Investment Laws”); (ii) compliance with applicable securities laws; (iii) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth in Section 3.03(iii) of the Disclosure Schedule; or (iv) such other actions and filings as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.04.Noncontravention. The execution, delivery and performance by Seller of this Agreement and by Seller and its applicable Affiliates of the other Transaction Documents to which Seller or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the applicable organizational, constitutional or governing documents of Seller or the Acquired Entities, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Material Contract that is a Purchased Asset or is held by an Acquired Entity or (iv) result in the creation or imposition of any Lien on any Purchased Asset or any asset of the Acquired Entities (other than assets that will be transferred from the Acquired Entities in connection with the Pre- Closing Reorganization), except for Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.05.Purchased Shares. Seller (and/or one or more wholly owned Subsidiaries of Seller) is the sole legal and beneficial owner of the Purchased Shares. The Purchased Shares constitute all of the issued and outstanding Acquired Entity Securities of the Purchased Entities. Seller will transfer and deliver (or cause to be transferred and delivered) to Buyer, on the Closing Date, good and valid title to the Purchased Shares free and clear of any Lien (other than Liens under applicable securities laws or arising solely as a result of action taken by Buyer or any of its Affiliates).
Section 3.06.Acquired Entities. (a) To the extent in existence and designated as an Acquired Entity as of the date of this Agreement, each such Acquired Entity is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. Any Acquired Entity that is organized after the date of this Agreement shall be duly organized and validly existing under the laws of its jurisdiction of organization as of the date of its organization, and shall have all organizational powers required to carry on its business as shall be proposed to be conducted.
(f)To the extent in existence and designated as an Acquired Entity as of the date of this Agreement, the authorized and issued and outstanding shares, membership interests or other voting or equity interests of each such Acquired Entity is set forth in Section 3.06(b) of the Disclosure Schedule. Such issued and outstanding shares, membership interests or other voting or equity interests of each Acquired Entity that are reflected on Section 3.06(b) of the Disclosure Schedule as being owned by Seller or any of its Subsidiaries are owned beneficially and of record directly or indirectly by Seller or such Subsidiaries, in the case of the Purchased Entities, and by an Acquired Entity, in the case of each other Acquired Entity, free and clear of any Lien (other than (x) Permitted Liens that will be released in connection with the Closing, (y) arising under applicable securities laws or (z) arising solely as a result of action taken by Buyer or any of its Affiliates), and have been duly authorized and validly issued and, to the extent such terms are applicable, are fully paid and non-assessable. Except as set forth in Section 3.06(b) of the Disclosure Schedule, there are no outstanding (i) shares of capital stock, equity interest or voting securities of any Acquired Entity, (ii) securities of any Acquired Entity convertible into or exchangeable for shares of capital stock, equity interest or voting securities of such Acquired Entity or (iii) options or other rights to acquire from any Acquired Entity, or other obligations of the Acquired Entity to issue, any capital stock, equity interest, voting securities or securities convertible into or exchangeable for capital stock, equity interest or voting securities of such Acquired Entity (the foregoing, collectively, “Acquired Entity Securities”). Except for this Agreement, there are no binding agreements, arrangements, warrants, options, puts, rights or other commitments, to which Seller or any of its Subsidiaries is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Acquired Entity Securities. There are no outstanding obligations of any Acquired Entity to repurchase, redeem or otherwise acquire any outstanding Acquired Entity Securities. Seller has made available to Buyer true, correct and complete copies of the organizational and constitutional documents of each Acquired Entity.
(g)Except as would not be material to the Business, individually or in the aggregate, each Acquired Entity that is in existence as of the date of this Agreement is, and each Acquired Entity that is organized after the date of this Agreement will be, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary.
Section 3.07.Financial Documents.
(a)Section 3.07 of the Disclosure Schedule sets forth the unaudited balance sheet of the Business as of September 30, 2020 and the unaudited income statement of the Business for the year-to-date period ended June 30, 2021 (the “Business Financial Information”). The Business Financial Information has been prepared from and is consistent with the audited consolidated financial statements of Spectrum Brands Holdings, Inc. (the “Parent Financial Statements”) for the relevant periods (which financial statements have been prepared in accordance with GAAP and on a consistent basis throughout the periods in question).
(b)The Business Financial Information presents fairly, in all material respects in accordance with GAAP, the financial condition of the Business as of the dates in question and the results of the operations and cash flows of the Business for the periods indicated and changes in financial condition for the respective periods covered thereby. The Business Financial Information have been prepared from the books of account and ledgers of Seller and its Subsidiaries and in accordance with the adjustments, methodologies and assumptions applied in the preparation of the Parent Financial Statements; provided, however that the Business Financial Information (x) does not reflect normal year-end adjustments for months which are neither a year-end or quarter-end, (y) does not contain footnote disclosures and other presentation items, and (z) reflects the allocation methodologies of Spectrum Brands Holdings, Inc. required for segment reporting. The adjustments, methodologies and assumptions applied in the preparation of the Business Financial Information have been prepared in good faith.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each of Seller and its Subsidiaries maintains systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances regarding the reliability of financial reporting, including that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.
Section 3.08.Absence of Certain Changes. Since the Reference Date, the Business has been conducted in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.09.No Undisclosed Material Liabilities. There are no liabilities of the Acquired Entities or liabilities included in the Assumed Liabilities of a type required to be reflected on a balance sheet of the Acquired Entities prepared in accordance with GAAP, other than (a) liabilities specifically provided for in the Business Financial Information or disclosed in the notes thereto; (b) liabilities incurred in the Ordinary Course since the Reference Date (none of which is a liability for breach of contract, breach of warranty, tort or violation of Applicable Law); (c) liabilities incurred in connection with the transactions contemplated by this Agreement; and (d) other liabilities which, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole.
Section 3.10.Material Contracts. (a) Section 3.10 of the Disclosure Schedule sets out, as of the date of this Agreement, all of the following agreements constituting Purchased Assets or, to the extent held by Acquired Entities, as would otherwise constitute Purchased Assets (but excluding any Business Benefit Plan):
(i)any agreement (excluding purchase orders entered into in the Ordinary Course) that Seller or its Subsidiaries reasonably anticipates will involve annual payments or consideration furnished to Seller and its Subsidiaries (in the aggregate) of more than $10,000,000 after the date hereof;
(ii)any binding sales, distribution or other similar agreement (excluding purchase orders entered into in the Ordinary Course) providing for the purchase by Seller and its Subsidiaries of materials, supplies, goods, services, equipment or other tangible assets requiring annual payments by Seller and its Subsidiaries of $5,000,000 or more after the date hereof;

(iii)any lease (whether of real or personal property and including sale leaseback arrangements) requiring Seller and its Subsidiaries to make (A) annual rental payments of seven hundred fifty thousand dollars ($750,000) after the date hereof or (B) aggregate rental payments of one million dollars ($1,000,000) or more after the date hereof, in each case, that cannot be terminated on not more than one hundred and twenty (120) days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;
(iv)any partnership or joint venture agreement that an Acquired Entity has entered into or is otherwise primarily related to the Business;
(v)any agreement (A) containing covenants limiting the freedom of the Business to engage or participate or compete in any line of business, or with any Person or in any geographic region or (B) granting a third party exclusive rights of any type or scope with respect to any applicable products, technology, rights in Intellectual Property or other aspects of the Business;
(vi)any agreement as obligor or guarantor relating to indebtedness for borrowed money (excluding intercompany loans) in excess of one million dollars ($1,000,000) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(vii)any Business Intercompany Contract;
(viii)any material agreements to which Seller or any of its Subsidiaries grants to or obtains from a third party a license under any Intellectual Property, other than any (A) licenses for non-customized commercial or off the shelf computer software that are generally available on nondiscriminatory pricing terms or licensed for internal use in object code only on the relevant licensor’s non-negotiated standard terms, and (B) non-exclusive licenses granted or obtained in the Ordinary Course;
(ix)any agreement involving resolution or settlement of any actual or threatened Action (A) in an amount greater than five million dollars ($5,000,000) that has not been fully performed by Seller or its Subsidiaries or (B) otherwise imposes continuing obligations on Seller or any of its Subsidiaries;
(x)any agreement containing “most-favored nation,” “most favored pricing” or similar clauses in favor of any Person;
(xi)any agreement pursuant to which Seller or any of its Subsidiaries grants any other party any rights of first refusal, rights of first negotiation, or similar rights;
(xii) any agreement providing for Seller or any of its Subsidiaries to indemnify a third party, other than such agreements entered into in the Ordinary Course;

(xiii)any material agreement with any Governmental Authority excluding any agreement with any state-owned enterprise or partially state-owned enterprise entered into in the Ordinary Course; or
(xiv)any acquisition or divestiture contract that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments after the Closing Date in excess of five hundred thousand dollars ($500,000).
(b)Each agreement, contract, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.10 (each, a “Material Contract”) is a valid and binding agreement of Seller or its applicable Subsidiary party thereto and is in full force and effect and neither Seller nor such applicable Subsidiary nor, to the knowledge of Seller as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, and, to the knowledge of Seller, no event has occurred which, with lapse of time or action by a third party, would result in a material default under any Material Contract, except in each case of the foregoing as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. As of the date hereof, neither Seller nor any of its Subsidiaries has received any written notice of termination with respect to, and, to the knowledge of Seller, no party has threatened to terminate, any Material Contract.
Section 3.11.Litigation. Except as set out in Section 3.11 of the Disclosure Schedule:
(a)There are no material Actions pending against or, to the knowledge of Seller, threatened in writing against, Seller or any of its Subsidiaries in respect of the Business;
(b)Neither Seller nor any of its Subsidiaries is a party or subject to, or in default under, any material Order, and each such party is in material compliance with all settlement agreements or similar written agreements with any Governmental Authority and outstanding orders, enforcement notices, judgments, decrees, awards, rulings, decisions, verdicts, subpoenas and injunctions entered or issued by any Governmental Authority in relation to the Business, other than any such noncompliance that would not, individually or in the aggregate, except in each case of the foregoing as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; and
(c)As of the date hereof, there are no pending or, to the knowledge of Seller, threatened Actions, investigations or proceedings involving Seller or any of its Subsidiaries that would seek to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.
Section 3.12.Compliance with Laws; Permits. (a) Since December 31, 2019, Seller and its Subsidiaries have not been in violation of and, to the knowledge of Seller, have not been under investigation with respect to and have not been threatened in writing to be charged with or give notice of any violation of, any Applicable Law relating to the conduct of the Business, except in each case of the foregoing as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(d)Since December 31, 2019, Seller and its Subsidiaries have held all permits, licenses, registrations, regulatory clearances, approvals, certifications and other similar items granted by or issued pursuant to the authority of a Governmental Authority and necessary for the operation of the Business (collectively, “Permits”), except for those, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no actions or proceedings pending or, to the knowledge of Seller, threatened in writing, which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(e)No Representative of Seller or any of its Subsidiaries is or, since December 31, 2019, has been party to: (i) the use of any Purchased Asset or any other assets of Seller or any of its Subsidiaries for improper or unlawful contributions, gifts, entertainment or other improper or unlawful expenses relating to political activity or to the making of any direct or indirect improper or unlawful payment to government officials or employees, or private officers or employees, from such assets; (ii) the establishment or maintenance of any improper, unlawful or unrecorded fund of monies or other assets; (iii) the making of any false or fictitious entries on the books or records of Seller or any of its Subsidiaries; (iv) the making of any improper, unlawful or undisclosed payment; or (v) the making or authorization of any payment, contribution, or gift of money, property or services involving the direct or indirect use of any funds of Seller or any of its Subsidiaries (including entertainment or other expenses), in each case in contravention of Applicable Law, (A) as a “kickback” or bribe to any Person, or (B) to any political organization or the holder of (or Person who seeks) any elective or appointive public office related to political activity or otherwise related to political activity.
(f)Since December 31, 2019, no Business Employee, Representatives of Seller or any of its Subsidiaries or any other Person acting on behalf of the Business, in each case in their capacity as such, is or has been engaged in any activity or conduct that has resulted or would reasonably be expected to result in a violation of any Anti-Corruption Laws or any Applicable Law relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.
(g)Since December 31, 2019, except as set forth in Section 3.12(e) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) to the knowledge of Seller there are no allegations of sexual harassment made against any officer or director of Seller or its Subsidiaries, or against any Representative thereof, and (ii) neither Seller nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by a Representative of Seller or any of its Subsidiaries.
(h)Since December 31, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any of its Subsidiaries has: (i) been under any administrative, civil or criminal investigation, audit, indictment or information request by any Governmental Authority; (ii)

been the subject of any audit or investigation by Seller, in each case, with respect to any alleged act or omission arising under or relating to any contract or subcontract with any Governmental Authority; or (iii) been debarred or suspended from doing business with any Governmental Authority nor received written notice that any such suspension or debarment action has been proposed; or (iv) been convicted of a crime for which the maximum potential sentence which could have been imposed exceeded imprisonment for one (1) year.
Section 3.13.Real Property; Liens. (a) Section 3.13(a) of the Disclosure Schedule lists all real property that (i) an Acquired Entity owns or (ii) Seller or any of its Retained Subsidiaries owns and uses exclusively in the conduct of the Business (the “Owned Real Property”). With respect to each Owned Real Property:
(A)the Acquired Entity, Seller, or Retained Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of Liens (except Permitted Liens) except for properties sold since the date hereof in accordance with this Agreement;
(B)the Acquired Entity, Seller, or Retained Subsidiary (as the case may be) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(C)except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, there are no pending or, to the knowledge of Seller, threatened condemnation or similar proceedings related to such Owned Real Property.
(b)Section 3.13(b) of the Disclosure Schedule lists all agreements (each a “Real Property Lease”) pursuant to which (i) an Acquired Entity leases (as tenant) or subleases (as subtenant) or (ii) Seller or any of its Retained Subsidiaries leases (as tenant) or subleases (as subtenant) exclusively in the conduct of the Business (the “Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Leased Real Property:
(A)the Acquired Entity, Seller, or Retained Subsidiary (as the case may be) has a valid leasehold (or subleasehold) interest in such Leased Real Property, free and clear of Liens (except Permitted Liens);
(B)the Acquired Entity, Seller, or Retained Subsidiary (as the case may be) is in possession of such Leased Real Property;
(C)the Acquired Entity, Seller, or Retained Subsidiary (as the case may be) and, to the knowledge of Seller, each other party to such Real Property Lease have performed in all material respects all material obligations required to be performed by them under such Real Property Lease, and neither the Acquired Entity, Seller or Retained Subsidiary (as the case may be) or, to the knowledge of Seller, each other party to such Real Property Lease are in default thereunder beyond all applicable notice and cure periods; and

(D)as of the date hereof, the Acquired Entity, Seller or Retained Subsidiary (as the case may be) has not received notice of termination with respect to, and to the knowledge of Seller, no party has threatened to terminate, such Real Property Lease.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, there are no pending or, to the knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any Leased Real Property.
(d)The Owned Real Property and the Leased Real Property (together, the “Real Property”) represents all of the real property primarily used in the conduct of the Business in the manner in which it is now owned, operated, used and maintained, and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, Seller and its Subsidiaries have the full right and authority to use and operate all of the improvements currently being used in the Business and located on the Real Property, subject to Applicable Law and Permitted Liens.
(e)The covenants, conditions, rights-of-way, easements and similar restrictions burdening all or any portion of the Owned Real Property do not, in each case, impair in any material respect the use of any such properties in the operation of the Business in the Ordinary Course.
(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, an Acquired Entity, Seller or a Retained Subsidiary (as the case may be) has good and valid rights of ingress and egress to and from all of the Owned Real Property from and to the public street systems for all usual street, road and utility purposes and other purposes necessary for operation in the Ordinary Course or has access to such public street system through a permanent, irrevocable easement benefiting the relevant Owned Real Property.
(g)To the knowledge of Seller, there are no pending or contemplated special assessments or reassessments of any Owned Real Property that would reasonably be expected to result in an increase in the real property Taxes or other similar charges payable by any Acquired Entity with respect to any Owned Real Property.
Section 3.14.Intellectual Property. a) Section 3.14(a) of the Disclosure Schedule contains a list of all registrations and applications for registration of Patents, Trademarks, and Copyrights included in the Business Intellectual Property, in each case as of the date hereof (collectively, the “Registered Business IP”). None of the Registered Business IP has been adjudged invalid or unenforceable and, to the knowledge of Seller, all such Registered Business IP is valid and enforceable.
(h)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, either Seller, a Retained Subsidiary, or an Acquired Entity owns all right, title and interest in and to the Business Intellectual Property, free and clear of all Liens (other than Permitted Liens) and including all right, title, and interest to sue for interference with, infringement upon, or misappropriation of any Business Intellectual Property.

(i)Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Seller, (i) except for the Seller Names and Marks, the Business Intellectual Property, together with the Intellectual Property rights granted under this Agreement, the Assigned Contracts and the other Transaction Documents, constitute all of the material Intellectual Property owned by Seller or any of its Subsidiaries reasonably sufficient to conduct the Business in substantially the same manner as it is currently conducted, (ii) the conduct of the Business as currently conducted is not infringing any valid and enforceable Intellectual Property of any third party, (iii) no third party is infringing the Business Intellectual Property, (iv) no Actions are pending against Seller or any of its Subsidiaries that (A) challenge the validity or enforceability of any Business Intellectual Property or (B) allege that the Business has infringed any Intellectual Property of any Person, and (v) no Business Intellectual Property is subject to any outstanding agreement, covenant, judgment, injunction, order or decree restricting the use or enforcement thereof by Seller or any of its Subsidiaries.
(j)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, Seller has obtained previously executed assignments for the Business Intellectual Property as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction of registration.
(k)There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire any ownership rights in any part of the material Business Intellectual Property.
(l)If any patent or patent application listed in Section 3.14(a) of the Disclosure Schedule is terminally disclaimed to another patent or patent application, all such patents and patent applications subject to such terminal disclaimer are commonly owned.
(m)All maintenance fees, annuities, and renewals due or payable with respect to the material Registered Business IP as of the date hereof have been timely paid in all material respects, except with respect to any such Registered Business IP which Seller has abandoned or let lapse in the Ordinary Course.
(n)Since December 31, 2019, Seller has not received any written charge, complaint, claim, demand, or notice alleging that any material Business Intellectual Property licensed by Seller to any third party was done so in conflict with the rights of any other third party and, to the knowledge of Seller, no such license has been granted.
(o)Seller has not sent to any third party since December 31, 2019 or otherwise communicated to another Person since December 31, 2019 any written charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Business Intellectual Property right of Seller by such other Person, including, without limitation, any rights of Seller in and to any Business Intellectual Property.
(p)Except as would not reasonably be expected to have a Material Adverse Effect, Seller and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of trade secrets included in the Business Intellectual Property. To the knowledge of Seller, no such trade secret has been disclosed by Seller or any of its

Subsidiaries other than to employees, contractors, consultants, representatives and agents of Seller or its Subsidiaries pursuant to written confidentiality agreements.
(q)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, since December 31, 2019, Seller has not and does not misuse third-party trade secrets or confidential or proprietary information in the conduct of the Business in a manner that constitutes misappropriation of a trade secret, breach of any contract to which Seller is a party, or unfair competition under Applicable Law. Since December 31, 2019, neither Seller nor any of its directors, officers, employees or agents has made any disclosure of third-party trade secrets or confidential or proprietary information in its conduct of the Business, except in the Ordinary Course and on the basis that such disclosure is to be treated as being of a confidential character.
(r)There are no claims outstanding or, to Seller’s knowledge, threatened in writing against Seller under any agreement or under any Applicable Law providing for employee compensation or ownership in respect of any rights or interests in any material Business Intellectual Property.
(s)Each Business Employee and, since December 31, 2019, Former Business Employee, in each case, who is employed as a Senior Director or above and who, either alone or with others, creates, develops, or invents or has created, developed or invented material Intellectual Property in the course of said Business Employee’s relationship with Seller and related to the operation or conduct of the Business, has entered into a written agreement with Seller that requires such Business Employee to disclose and assign such Intellectual Property to Seller to the extent permitted under Applicable Law.
(t)Seller and its Subsidiaries are in compliance in all material respects with all Applicable Law with respect to data privacy and data protection relating to the conduct of the Business.
Section 3.15.Sufficiency of the Assets.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, Seller and each of its Subsidiaries has, as applicable, (i) good, valid and marketable title to all of the Purchased Assets that are owned and (ii) a valid and enforceable leaseholder interest in all of the Purchased Assets that are leased, in each case, free and clear of all Liens (other than Permitted Liens).
(b)Except as set forth on Section 3.15 of the Disclosure Schedule and with respect to Intellectual Property, and assuming (x) receipt of all required consents, approvals and authorizations in connection with the transactions contemplated hereby, and (y) each Business Employee remains employed by, or a contractor or consultant of, the Business at the Closing, the Purchased Assets, the rights under the organizational documents of each Purchased Entity and the property and assets held by the Acquired Entities, together with the rights of Buyer and its Affiliates under this Agreement and the other Transaction Documents, will include all rights and assets necessary to operate and conduct the Business immediately following the Closing in all material respects as conducted in the Ordinary Course as at and for the twelve-month period ended September 30, 2020, except for (i) the items listed on Section 3.15(b) of the Disclosure Schedule, (ii) the services, rights and support described in

Section 7.10, (iii) the Excluded Assets, and (iv) as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(c)The plants, buildings, structures, equipment and other material tangible personal property included in the Purchased Assets are in good repair, working order and operating condition, ordinary wear and tear expected, and are adequate and suitable for the purposes for which they are presently being held for use, in each case, in all material respects. To the knowledge of Seller, there are no facts or conditions affecting any material Purchased Assets that could reasonably be expected, individually or in the aggregate, to interfere in any material respect with the current use, occupancy, or operation of the Purchased Assets.
Section 3.16.Employees and Benefit Plans. (a) Section 3.16(a) of the Disclosure Schedule lists each Business Benefit Plan as of the date hereof that are Seller Benefit Plans or Acquired Entity Benefit Plans; provided, that Seller shall not be required to disclose (i) any employment agreements or offer letters providing for annual base compensation of less than two hundred thousand dollars ($200,000), or (ii) any Business Benefit Plans that are required by Applicable Law. For each such material Acquired Entity Benefit Plan or Assumed Benefit Plan listed in Section 3.16(a) of the Disclosure Schedule, Seller has made available to Buyer a copy or description of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto and, if applicable, (i) the plan’s annual return/report (such as a Form 5500 or other local jurisdiction equivalent) for the two most recently completed plan years; (ii) all trust agreements or other funding arrangements and amendments thereto; (iii) the current prospectus or summary plan description and all summaries of material modifications; and (iv) the most recent favorable determination or opinion letter from the IRS. For each such material Seller Benefit Plan that is not an Assumed Benefit Plan listed in Section 3.16(a) of the Disclosure Schedule, Seller has made available to Buyer a copy or description of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.
(d)Each Business Benefit Plan has been maintained in compliance in all respects with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of Seller, is threatened in writing against or threatened in writing to involve, any Business Benefit Plan before any arbitrator or any Governmental Authority, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect.
(e)No Acquired Entity nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “defined benefit plan” (within the meaning of 3(35) of ERISA), “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).
(f)No Business Benefit Plan other than an Assumed Benefit Plan is or will be directly or indirectly binding on Buyer by virtue of the transactions contemplated hereby. Buyer and its Affiliates (including without limitation, on and after the Closing, the Acquired Company and any of its Affiliates) shall have no liability for, under, with respect to or otherwise in connection with any Business Benefit Plan, which liability arises under ERISA or the Code, by virtue of an Acquired Company or any Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with an Acquired Company or a Subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing.
(g)In each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Business Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any Business Employee (other than coverage mandated by Applicable Law, including COBRA); and (ii) no Acquired Entity or any Subsidiary maintains or has any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.
(h)Each Business Benefit Plan maintained solely for the benefit of Business Employees subject to federal income taxation in the United States that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Except as would not result in material liability to the Acquired Entities, each Business Benefit Plan has been maintained in material compliance with its terms and Applicable Law.
(i)Subject to Buyer’s performance of its obligations under Article 9, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments or other amounts to become due or payable to any Business Employee (including, without limitation, any payment that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code) or (ii) payment, acceleration, vesting or increase in benefits to any Business Employee, in each case under any Business Benefit Plan, in each case, to the extent that the Acquired Entities would reasonably be expected to have any material liability with respect thereto.
(j)(i) No Benefit Plan (for purposes of Section 409A of the Code), including the administration and settlement thereof, is or has been or will be in violation of Section 409A of the Code such that any tax or other penalty would be due (from any person) under Section 409A of the Code and (ii) neither Seller nor any Acquired Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former Business Employee for any Tax incurred by such Business Employee, including under Section 409A, 457A or 4999 of the Code.
(k)No Action (other than routine claims for benefits) is pending against or involves or, to Seller’s knowledge, is threatened against or threatened to involve, any Business Benefit Plan before any Governmental Authority, that, individually or in the aggregate, would reasonably be expected to result in any material liability in respect of each such Business Benefit Plan.
(l)All material contributions required to be made to any Business Benefit Plan on behalf of the Business Employees by Applicable Law or pursuant to the terms of such Business Benefit Plan for any period through the date hereof that are due have been timely made or, to the extent not required to be made on or before the date hereof, have been properly reflected in the Business Financial Information.
(m)Each Acquired Entity Benefit Plan that is an International Plan (i) has been maintained in material compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, Buyer and its Affiliates will receive the full benefit of any funds, accruals and reserves under each Acquired Entity Benefit Plan that is an International Plan.
(n)Seller, the Acquired Entities, and the Retained Subsidiaries are, with respect to Business Employees, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Acquired Entities.
(o)With respect to any Business Employee, (i) there is no collective bargaining, works council or other agreement with any employee representative group, nor is any such agreement presently being negotiated; (ii) to Seller’s knowledge, there is no union organizing activity currently pending with regard to any Business Employees, nor has there been any such activity since January 1, 2018; (iii) there is no material, concerted labor strike or stoppage pending or, to Seller’s knowledge, threatened in writing, that relates to the Business Employees; and (iv) there is no union, works council, health and safety committee or other employee representative group which, pursuant to Applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
(p)Except as set forth in this Section 3.16, no representations or warranties are being made with respect to Business Benefit Plans, Business Employees or any other compensation, benefit, labor or employment matters.

Section 3.17.Taxes. Except to the extent related to U.S. federal, state or local Taxes (or Tax Returns) of Seller, any Retained Subsidiary or a Seller Group:
(a)All income and other material Tax Returns required to be filed by each Acquired Entity or required to be filed with respect to the Business or the Purchased Assets have, in each case, been timely filed with the appropriate taxing authorities. Each such Tax Return is true, correct and complete in all material respects (taking into account applicable extensions).
(b)All material Taxes due and payable by or with respect to each Acquired Entity, the Business and the Purchased Assets (whether or not shown to be due and payable on any Tax Return) have been timely paid in full.
(c)Each Acquired Entity (or, with respect to the Business and the Purchased Assets, Seller and the Retained Subsidiaries) has withheld or collected all material Taxes required by law to have been withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all such Taxes withheld or collected have been timely paid over to the proper authorities to the extent due and payable. Each Acquired Entity (or, with respect to the Business and the Purchased Assets, Seller and the Retained Subsidiaries) has timely and properly withheld or collected all material sales, use, ad valorem, and value added Taxes and has timely remitted all such Taxes to the proper authorities to the extent due and payable.
(d)There is no Action now pending or threatened in writing against or with respect to any Acquired Entity, the Purchased Assets or the Business in respect of any Tax.
(e)There are no agreements or arrangements with any Taxing Authority with regard to Tax liabilities of any Acquired Entity or with respect to the Business or Purchased Assets, other than settlements or compromises with respect to asserted Tax liabilities for prior Tax years that do not impose any payment obligation on such Acquired Entity or with respect to the Business or Purchased Assets after the Closing Date.
(f)Other than a Tax Sharing Agreement that will terminate on or before the Closing Date, none of the Acquired Entities, Seller or the Retained Subsidiaries is a party to, or otherwise bound by (nor does any Acquired Entity, Seller or any of the Retained Subsidiaries have any obligation under) any Tax Sharing Agreement and there are no Tax Sharing Agreements that relate to the Business or the Purchased Assets.
(g)There are no outstanding proposed tax adjustments with respect to any Acquired Entity, the Business or the Purchased Assets or outstanding proposed tax adjustments with respect to Seller or any Retained Subsidiary the non-payment of which, in each case, would result in a Lien on any Purchased Asset or Acquired Entity (other than a Permitted Lien or other Lien that would not be material to the Business, taken as a whole).
(h)During the three (3) year period ending on the date hereof, none of the Acquired Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i)None of the Acquired Entities is or has been a party to (i) any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or similar provision of state, local or foreign law).
(j)None of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction or loss from, a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) change in method of accounting made prior to the Closing Date, including under Section 481(a) of the Code or any similar law, or use of an improper method of accounting for any Pre-Closing Tax Period.
(k)Other than the equity interests in the Acquired Entities, none of the assets of or relating to the Business constitutes, for U.S. federal income tax purposes, an interest in an entity taxable as a partnership or corporation.
(l)Each of (i) Spectrum Brands Canada, Inc., (ii) Spectrum Brands East Asia Holdings Limited, (iii) Tong Lung Metal Industry Co. Ltd., and (iv) Tong Lung Philippines Metal Industry Co. Inc. is, and has been since its acquisition by Seller and/or its Subsidiaries, properly treated as an association taxable as a corporation for U.S. federal income tax purposes.
(m)Each of (i) Spectrum Brands HHI Mexico S. de R.L. de C.V., (ii) Weiser Lock Mexico S. de R.L. de C.V., (iii) Spectrum Brands (Xiamen) Industrial Co. Ltd., (iv) Spectrum Brands HHI (Shenzhen) Co. Ltd., and (v) National Openings, LLC is, and has been since its acquisition by Seller and/or its Subsidiaries, properly treated as an entity that is disregarded from its sole parent entity for U.S. federal income tax purposes.
(n)Spectrum Brands HHI (Zhongshan) Co. Ltd. is, and has been since its acquisition by Seller and/or its Subsidiaries, properly treated as a partnership for U.S. federal income tax purposes.
(o)All transactions and agreements between any of Seller, the Retained Subsidiaries and the Acquired Entities and any related entities have been carried out on an arm’s length basis and comply in all respects with all applicable transfer pricing requirements, and, to the extent requested, each of Seller, the Retained Subsidiaries and the Acquired Entities has delivered to Buyer, or made available to Buyer for review, accurate and complete copies of all material transfer pricing studies and other transfer pricing documentation required to be prepared under any statutory, regulatory or administrative Tax provision.
(p)(i) The accruals and reserves for unpaid Taxes of the Acquired Entities and Seller with respect to the Business (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Financial Statements are adequate in accordance with GAAP to fully cover all Taxes accrued or accruable through the date hereof and such reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, are adequate to cover all unpaid Taxes of the Acquired Entities and Seller with respect to the Business accruing through the Closing Date, and (ii) none of the Acquired Entities nor Seller has any liability for Taxes incurred after the date of the Financial Statements other than Taxes incurred by it in the ordinary course of business consistent with past custom and practice.
Section 3.16 (solely to the extent related to Taxes) and this Section 3.17 contain the sole and exclusive representations and warranties of Seller with respect to Taxes. No representation or warranty is made in this Agreement with respect to the amount, sufficiency or availability of any Tax Asset available in or to be carried forward to a Post-Closing Tax Period.
Section 3.18.Environmental Compliance. (a) Except as to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or as set forth in Section 3.18 of the Disclosure Schedule:
(i)with respect to the Business, the Purchased Assets, the Acquired Entities and the Real Property of Seller, Seller and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all permits, licenses, registrations and certification required under Environmental Law to operate the Business and the Purchased Assets;
(ii)since December 31, 2019, there has been no Action pending or, to the knowledge of Seller, threatened, which (A) alleges a violation of or liability under any Environmental Law for which Seller, any of its Subsidiaries or any Acquired Entities are reasonably expected to have liability, (B) relates to the Business, the Purchased Assets of Seller, the Acquired Entities or the Real Property of Seller and (C) has not been settled, dismissed, paid or otherwise resolved;
(iii)to the knowledge of Seller, there has been no Release of Hazardous Substances at, on, or under the Real Property requiring investigation, remediation or other response action by Seller, any of its Subsidiaries or any Acquired Entities pursuant to Environmental Law;
(iv)neither Seller nor any of its Subsidiaries is party to any order that imposes any material continuing obligation under any Environmental Laws on Seller or any of its Subsidiaries with respect to the Purchased Assets, the Acquired Entities or the Business; and
(v)to the knowledge of Seller, no Owned Real Property or, to the knowledge of Seller, Leased Real Property is on premises where Hazardous Substances have been released, disposed or discharged into the environment, including migration of such substances from or to said premises, in concentrations or in a manner that would reasonably be expected to (A) give rise to any material obligation of the owner or occupant to undertake investigation or remediation, or (B) otherwise cause the owner or occupant to incur any material liability.
(b)The representations and warranties in this Section 3.18 are the exclusive representations or warranties made by Seller with respect to Environmental Laws, Hazardous Substances or any other environmental matters.

Section 3.19.Finders’ Fees. Except for Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, whose fees shall be paid by Seller or an Affiliate of Seller (other than an Acquired Entity), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.20.Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.20 of the Disclosure Schedule, the has been no product recall or post-sale warning or similar action conducted by Seller or any of its Subsidiaries since December 31, 2019 with respect to any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Business.
ARTICLE 4
Representations and Warranties of Buyer
Buyer represents and warrants to Seller that:
Section 4.01.Corporate Existence and Power. Buyer is a legal entity, duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted.
Section 4.02.Buyer Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within Buyer’s corporate or other similar organizational powers and have been duly authorized by all necessary or similar organizational action on the part of Buyer. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Affiliates is a party, by Buyer and any such Affiliates, and the consummation of the transactions contemplated thereby, are within Buyer’s and any such Affiliate’s corporate or other similar organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or other similar organizational action on the part of Buyer and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Buyer or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Buyer and any such Affiliate, enforceable against Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03.Governmental Authorization. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and each other Transaction Document to which Buyer or its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of Investment Laws; (ii)

compliance with any applicable securities laws; (iii) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth in Section 4.03(iii) of the Disclosure Schedule; and (iv) any such action and filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party or Buyer’s ability to perform or comply with its obligations hereunder or thereunder.
Section 4.04.Noncontravention. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and the other Transaction Documents to which Buyer or its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational or governing documents of Buyer or such Affiliates, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or such Affiliates or to a loss of any benefit to which Buyer or such Affiliates is entitled under any provision of any agreement or other instrument binding upon Buyer or such Affiliates or (iv) result in the creation or imposition of any Lien on any asset of Buyer or such Affiliates, except for any such Liens as would not be material to the business of Buyer, taken as a whole, and with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party or Buyer’s ability to perform or comply with its obligations hereunder or thereunder.
Section 4.05.Financing. Buyer has, and will have at all times through the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make full payment of the Purchase Price and any other amounts to be paid by it hereunder and the other Transaction Documents and Buyer acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby or thereby.
Section 4.06.Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.
Section 4.07.Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened in writing against, Buyer or any of its Affiliates, except for such Actions as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction

Document to which Buyer or any of its Affiliates is a party or Buyer’s ability to perform or comply with its obligations hereunder or thereunder.
Section 4.08.Competitive Activities. None of Buyer nor any of its Affiliates is currently a party to any contract, agreement, license, commitment, undertaking or arrangement in respect of any actual or proposed investment or ownership interest in any business or asset that would or would reasonably be expected to: (i) impose any non de-minimis delay in the obtaining of, or increase the risk in a non de-minimis manner of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk in a non de-minimis manner of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk in a non de-minimis manner of not being able to remove any such Order on appeal or otherwise; or (iv) delay in a non de-minimis way or prevent the consummation of the transactions contemplated by this Agreement.
Section 4.09.Finders’ Fees. Except for Bank of America Europe DAC, Stockholm Branch, the fees and expenses of which will be borne in full by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.10.Purchase for Investment. Buyer is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
ARTICLE 5
Covenants of Seller
Seller agrees that:
Section 5.01.Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as required by Applicable Law, as contemplated by the Transaction Documents (including the Pre-Closing Reorganization and settlement of intercompany accounts to the extent set forth in Section 5.02) or with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to (x) conduct the Business in the Ordinary Course, (y) preserve intact the Business and the relationships of the Business with each of its material customers and material suppliers, and (z) keep available the services of the present Business Employees that are executives (other than due to terminations of employment or absences from employment in the Ordinary Course), provided, however, that no action by Seller or any of its Subsidiaries with respect to any of the matters addressed by Sections 5.01(a) through (m) shall be deemed a breach of the foregoing unless such action would constitute a breach of such Sections. Without limiting the generality of the foregoing sentence, except as set forth in Section 5.01 of the Disclosure Schedule, as required by Applicable Law, as contemplated by the Transaction Documents (including the Pre-Closing Reorganization and settlement of intercompany accounts to the extent set forth in Section 5.02) or with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), solely with respect to the Business, Seller shall not, and shall cause its Subsidiaries not to (except, in each case, as expressly contemplated by any other clause):
(a)amend in any material respect the articles or certificate of incorporation or other organizational documents of an Acquired Entity;
(b)acquire a material amount of assets (including capital stock) from any Person (other than Seller or any Subsidiary of Seller) except (i) pursuant to existing contracts or commitments, (ii) otherwise in the Ordinary Course consistent with past practice or (iii) assets that would constitute Excluded Assets if held by Seller or its Subsidiaries at the Closing;
(c)sell, lease, license, abandon or otherwise dispose of any Purchased Shares, any asset that would constitute a material Purchased Asset if held by Seller at the Closing or any material asset of an Acquired Entity (other than Intellectual Property) except (i) pursuant to existing contracts or commitments or (ii) sales of inventory or disposals of assets in the Ordinary Course;
(d)(i) other than dividends or distributions payable in cash, declare, set aside or pay any dividend or other distribution with respect to the Acquired Entity Securities, (ii) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber (other than Permitted Liens or other Liens that would not be material to the Business, taken as a whole) any Acquired Entity Securities to any Person (other than as may be required in connection with the Pre-Closing Reorganization), (iii) split, combine or reclassify the Purchased Shares or any other outstanding Acquired Entity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any Acquired Entity Securities, except, in the case of each of clauses (i) through (iv), as required by any Business Benefit Plan;
(e)incur any capital expenditures in respect of the Business, except for (i) aggregate capital expenditures contemplated by Seller’s fiscal year 2022 forecast for capital expenditures reflected in the financial model made available to Buyer prior to the date of this Agreement, (ii) unbudgeted capital expenditures not to exceed five hundred thousand dollars ($500,000) individually or five million dollars ($5,000,000) in the aggregate or (iii) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital;
(f)make any material loans or advances to any Business Employee, other than (i) in the Ordinary Course or (ii) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital;
(g)except as required by Applicable Law, amend or modify any Material Contract in any way materially adverse to the Business, or voluntarily terminate any Material Contract,

or otherwise waive or release any material rights, claims or benefits of the Business thereunder, in each case other than in the Ordinary Course;
(h)settle, or offer or propose to settle, any Action involving the Business (excluding any right relating to an asset or liability that would constitute an Excluded Asset or Excluded Liability, respectively, if held by Seller at the Closing), except (i) in the Ordinary Course or (ii) where such settlement or compromise would not involve payments in excess of one million dollars ($1,000,000) in excess of third-party insurance that will not be paid as of the Closing or included in the calculation of the Purchase Price, in each case, that does not impose any material ongoing non-monetary obligation or limitation on the Business;
(i)with respect to the Business and each Acquired Entity and the Purchased Assets, (i) make or change any Tax election, change any annual Tax accounting period, or change any method of Tax accounting or (ii) enter into any agreement in respect of Taxes (other than Taxes included in the definition of Retained Tax Liabilities) with any Taxing Authority, including the settlement or compromise of any Tax claim (other than a Tax claim with respect to Retained Tax Liabilities), in each case except (A) if such action is not reasonably expected to have a material and adverse impact on Buyer, or (B) to the extent related to the Seller Group;
(j)with respect to each Acquired Entity, incur any indebtedness for borrowed money other than (i) in an amount not to exceed five million dollars ($5,000,000) in the aggregate, (ii) accounts receivable factoring or (iii) pursuant to intercompany notes extended by Seller or any of its Subsidiaries);
(k)make any material change in any method of accounting with respect to the Business, except for any such change required by reason of a concurrent change in GAAP or Applicable Law;
(l)materially increase the compensation or benefits of any Business Employee other than (i) annual salary or wage rate or target bonus adjustments made in the Ordinary Course, (ii) as required by Applicable Law, the terms of any Business Benefit Plan or any applicable collective bargaining or works council agreement in effect as of the date hereof, (iii) any adjustments to health and welfare plans that generally apply to employees of Seller and its Affiliates as a whole and that is made in the Ordinary Course, or to one of more of Seller’s business units as a whole other than the Business, or that otherwise does not seek to target the Business or Business Employees, or (iv) for which Seller and its Affiliates (other than the Acquired Entities) shall be solely obligated to pay and as would not result in a liability to Buyer or an Acquired Entity;
(m)assign, transfer, sell, abandon, fail to maintain, or permit to lapse any material Transferred Intellectual Property, except non-exclusive licenses granted in the Ordinary Course; or
(n)agree to do any of the foregoing.
Notwithstanding the foregoing, nothing in this Section 5.01 shall restrict Seller or any of its Subsidiaries, in any respect, from taking any action to (i) cause an Acquired Entity to dividend, distribute or otherwise pay to another Acquired Entity, Seller or any of its Affiliates (or another equityholder of such Acquired Entity) any or all of its Cash, (ii) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any Cash held in any bank account of an Acquired Entity or the Business, (iii) settle or otherwise terminate or eliminate intercompany balances, or terminate any contracts, between Seller and any of its Subsidiaries, on the one hand, and the Business or any Acquired Entity, on the other hand, and make capital increases or decreases in connection therewith, (iv) make or incur any intercompany loans among wholly owned Subsidiaries of Seller, (v) otherwise comply with or give effect to the provisions of this Agreement (including, for the avoidance of doubt, to effectuate the Pre- Closing Reorganization) or (vi) take (or omit to take) any action that Seller or any of its Subsidiaries determines, in its sole discretion, is reasonable in response to COVID-19 or any COVID-19 Event.
Section 5.02.Termination of Intercompany Agreements and Balances.(a) Seller shall take any and all actions necessary to terminate the contracts solely between or among an Acquired Entity, on the one hand, and Seller and/or one or more of its Retained Subsidiaries, on the other hand, listed in Section 5.02(a) of the Disclosure Schedule (each of the foregoing contracts referred to in this clause (a), a “Business Intercompany Contract”), in each case prior to or simultaneously with the Closing, except in each case (x) the Transaction Documents and (y) such agreements expressly provided in or expressly contemplated by the Transaction Documents.
(o)Seller shall take all actions necessary to cancel, pay or otherwise settle all intercompany balances (i) between an Acquired Entity, on the one hand, and Seller or any of the Retained Subsidiaries, on the other hand, or (ii) between the Business, on the one hand, and any Retained Business, on the other hand, prior to or simultaneously with the Closing, in each case, in such a manner as to ensure that no liability or obligation arising therefrom or related thereto is imposed on Seller, any of its Subsidiaries or an Acquired Entity or included in the Assumed Liabilities or Excluded Liabilities (other than (A) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital, (B) trade payables and trade receivables, (C) U.S. Transportation Security Administration charges and (D) under contracts that are not required to be terminated pursuant to this Agreement).
(p)Prior to delivery of the Preliminary Closing Statement, Seller shall use good faith efforts to minimize the amount of Cash held by the Acquired Entities in jurisdictions other than the United States above that required to maintain the working capital of the Business with respect to each such Acquired Entity pursuant to the conduct of the Business in the Ordinary Course, it being understood and agreed that a failure to so minimize cash shall not be a breach of any covenant or agreement under this Agreement or failure of a closing condition to this Agreement or delay the Closing in any respect.
Section 5.03.Pre-Closing Reorganization. (a) Seller shall, and shall cause its Affiliates to, use reasonable best efforts to take all steps as are required to consummate the transactions constituting the Pre-Closing Reorganization in accordance with the terms set out in Schedule I prior to the Closing, and Buyer shall cooperate in good faith with respect hereto.

(q)Seller may make such changes to Schedule I and Section 1.01(a) of the Disclosure Schedule (including in order to designate any additional Subsidiaries as a Purchased Entity, to remove any Subsidiary of Seller from the group of Acquired Entities, or to otherwise change any Subsidiary of Seller with respect to any particular Purchased Asset or Acquired Entity) at any time prior to the Closing as it deems necessary or advisable and in its sole discretion; provided that if any such changes do or would be reasonably expected to materially and adversely impact Buyer and its Affiliates, whether prior to or after the Closing, no such change shall be effective without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Any such changes shall be incorporated into a revised, amended and restated Schedule I or Section 1.01(a) of the Disclosure Schedule, as applicable.
(r)Buyer shall be permitted from time to time to propose in good faith any amendments or modifications to the Pre-Closing Reorganization with a view to optimizing value to each of Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand. Seller shall consider all such comments in good faith and shall implement any such amendment or modification that does not or would not be reasonably expected to adversely impact the ability of Seller or its Affiliates to consummate the transactions constituting the Pre-Closing Reorganization in accordance with the terms hereof, delay the Closing in a non de-minimis manner or have any non de-minimis adverse impact on Seller or any of its Affiliates.
(s)In the event that, at any time between the date of this Agreement and the Closing, Schedule I is amended to designate any additional Subsidiaries of Seller as a Acquired Entity, to remove any Subsidiary of Seller from the group of Acquired Entities, or to otherwise change any Subsidiary of Seller with respect to any particular Purchased Asset or Acquired Entity, Seller shall be permitted to revise the Disclosure Schedules at such time to include any additional necessary disclosures related thereto.
(t)In furtherance of the Pre-Closing Reorganization, Seller shall use reasonable best efforts to obtain a customary reliance letter in favor of Buyer in respect of each Phase I Environmental Site Assessment prepared for the Business, including those certain Phase I Environmental Site Assessment and Limited Environmental, Health, and Safety Compliance Assessment Reports prepared by Arcadis U.S., Inc. and made available to Buyer prior to the date hereof; provided that none of Seller or any of its Affiliates shall be required to pay any money or other consideration or grant any other accommodation or concession to any Person or to initiate any claim or proceeding against any Person.
Section 5.04.Discontinued Use of Business Intellectual Property.
(a)Immediately following the Closing Date (and in any event within ninety (90) days thereafter), Seller shall, and shall cause its Affiliates (including, as of the Closing, the Retained Subsidiaries) to, (i) cease and discontinue any and all uses of the Business Intellectual Property, and (ii) destroy and dispose of, or otherwise remove, all Transferred Trademarks from any Excluded Assets and any other materials of Seller or any of its Affiliates (including, as of the Closing, the Retained Subsidiaries) bearing any Transferred Trademarks, in each case of the foregoing except to the extent that it is necessary for Seller or any of its Affiliates to continue to use any Transferred Trademarks in connection with the provision or receipt of any services pursuant to the Transition Services Agreement.
(b)From and after the Closing, (i) Seller shall not, and shall cause each of its Affiliates (including, as of the Closing, the Retained Subsidiaries) not to, hold itself out as having any affiliation with Buyer or any of its Affiliates and (ii) none of Seller or its Affiliates (including, as of the Closing, the Retained Subsidiaries) shall, or shall assist any third party to, challenge or seek to deny or restrict the ownership, validity or enforceability of any Business Intellectual Property. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent, restrict or otherwise limit Seller or any of its Affiliates from (x) stating the historical relationship between the Business and Seller or (y) making any use of any of the Transferred Trademarks that would constitute “fair use” under Applicable Law.
ARTICLE 6
Covenants of Buyer
Buyer agrees that:
Section 6.01.Confidentiality. All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing, except for the confidentiality and non- use obligations (and provisions related or incidental thereto) with respect to that portion of the Information (as defined in the Confidentiality Agreement) as relates to Seller, the Retained Subsidiaries, the Excluded Assets, the Excluded Liabilities and the Retained Business, which shall continue in full force and effect following the Closing. If this Agreement is terminated, for any reason or by either party, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 6.02.Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the Closing, Buyer agrees that it is not authorized to and shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives to, contact any employee or other service provider, customer, supplier, distributor or other material business relation of the Business, regarding the Business or the transactions contemplated by this Agreement, without the prior written consent of Seller; provided that nothing in this Section 6.02 shall be deemed to prohibit communications with any Business Employees for purposes of making an offer of employment pursuant to Article 9.
Section 6.03.Directors and Officers. (a) From and after the Closing, Buyer shall cause the Acquired Entities to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former director, manager or officer (or equivalent positions) of the Acquired Entity including any predecessors thereof (collectively, the “D&O Indemnitees”) under, and in no event on terms less favorable than those contained in, the organizational or constitutional documents of each Acquired Entity in effect on the date of this Agreement.
(c)At or prior to the Closing, Buyer shall purchase or cause to be purchased a noncancellable extension of the directors’ and officers’ liability coverage of Seller’s (or its Affiliates’) existing directors’ and officers’ insurance policies for the D&O Indemnitees and Seller’s (or its Affiliates’) existing fiduciary liability insurance policies for the D&O Indemnitees (collectively, the “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing, (ii) be from Seller’s (or its Affiliates’) current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s (or its Affiliates’) existing insurance coverage for the D&O Indemnitees with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that (A) in no event shall the premiums for the D&O Tail Policy exceed an aggregate premium amount in excess of three hundred fifty percent (350%) of the premium amount per annum for Seller’s (or its Affiliates’) existing insurance coverage for the D&O Indemnitees and (B) if the aggregate premium amount for the D&O Tail Policy exceeds such amount, Buyer shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.
(d)In the event that Buyer, an Acquired Entity or any successor or assign of the foregoing (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Entity, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 6.03.
(e)The obligations of Buyer under this Section 6.03 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.03 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that each D&O Indemnitee shall be a third-party beneficiary of this Section 6.03).
Section 6.04.Seller Names and Marks. (a) Except with respect to the Transferred Intellectual Property, the parties acknowledge and agree that no party grants any license or other right with respect to any of its Intellectual Property to the other party under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each party retains and reserves all rights with respect to its Intellectual Property not expressly granted under this Agreement.

(f)Immediately following the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall, and shall cause its Affiliates (including, as of the Closing, the Acquired Entities) to, (i) cease and discontinue any and all uses of Seller Names and Marks, (ii) destroy and dispose of, or otherwise remove all Seller Names and Marks from, the Purchased Assets and any other materials of Buyer of any of its Affiliates (including, as of the Closing, the Acquired Entities) bearing any Seller Names and Marks and (iii) cause their names to be changed to such other names that do not include the Seller Names and Marks and make all necessary filings, and use reasonable best efforts to cause all applicable Governmental Authorities, to change all applications, registrations and filings, including corporate names, seals and certificates of Buyer and its Affiliates (including, as of the Closing, the Acquired Entities), such that they will not include any Seller Names and Marks; provided, however, that, to the extent it is necessary for the name of any Acquired Entity to continue to include any Seller Names and Marks in connection with the provision or receipt of any services pursuant to the Transition Services Agreement, Buyer shall not, and shall cause its Affiliates (including, as of the Closing, the Acquired Entities) not to, cause such name to be changed as contemplated herein until the expiration of the Transition Services Agreement or otherwise such earlier date mutually agreed upon by Buyer and Seller. Any use by Buyer or its Affiliates (including, as of the Closing, the Acquired Entities) of the Seller Names and Marks during the limited period provided in this Section 6.04 shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Seller and its Affiliates were using the Seller Names and Marks as of Closing and (y) of a quality at least as high as the quality of goods, products and services provided by Seller and its Affiliates immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Seller Names and Marks immediately prior to the Closing (as may be modified by Seller from time to time). All goodwill associated with the use by Buyer and its Affiliates (including, as of the Closing, the Acquired Entities) of the Seller Names and Marks shall inure to the sole and exclusive benefit of Seller or its Affiliates, as applicable.
(g)Buyer, on behalf of itself and its Affiliates (including, as of the Closing, the Acquired Entities), acknowledges and agrees that (i) Seller and its Affiliates are the sole and exclusive owners of all right, title and interest in and to the Seller Names and Marks and (ii) neither Buyer nor any of its Affiliates (including, as of the Closing, the Acquired Entities) has acquired or will acquire any right, title or interest in or to the Seller Names and Marks (or any goodwill associated therewith). From and after the Closing, (x) Buyer shall not, and shall cause each of its Affiliates (including, as of the Closing, the Acquired Entities) not to, hold itself out as having any affiliation with Seller or any of its Affiliates and (y) none of Buyer or its Affiliates (including, as of the Closing, the Acquired Entities) shall, or shall assist any third party to, challenge or seek to deny or restrict the ownership, validity or enforceability of any Seller Names and Marks.
Section 6.05.Tariff Receivable. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Acquired Entities) to, use reasonable best efforts to collect the Tariff Receivable on behalf of Seller and, if so collected, Buyer and its Affiliates shall pay over the Tariff Receivable to Seller or its designee promptly after receipt thereof.

ARTICLE 7
Covenants of Buyer and Seller
Buyer and Seller agree that:
Section 7.01.Regulatory Undertaking; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and use reasonable best efforts to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer ownership of the Acquired Entities and good title to the Purchased Assets and to assure and evidence the assumption by Buyer of the Assumed Liabilities.
(h)In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, Seller shall make, with respect to the transactions contemplated by this Agreement: (i) no later than 10 Business Days after the date hereof, a Notification and Report Form pursuant to the HSR Act; and (ii) as promptly as reasonably practicable after the date hereof, all filings required pursuant to applicable Competition Laws and Investment Laws as described in Section 7.01(b) of the Disclosure Schedule.
(i)Buyer shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority, including in connection with any Competition Laws applicable to the transactions contemplated hereby; (ii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority, including pursuant to the HSR Act; (iii) if any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority, then substantially comply with any such request at the earliest practicable date; (iv) not extend any waiting period or agree to refile under the HSR Act or under any other Competition Law except following reasonable consultation with Seller or, subject to Buyer’s other obligations under this Section 7.01, enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated by this Agreement (except following reasonable consultation with Seller); and (v) take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws, and obtain any other all other required consents, authorizations, orders and approvals from Governmental Authorities, as promptly as practicable.
(j)If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents by any Governmental Authority, including under the HSR Act or any other Applicable Law (including applicable Competition Laws), or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of the HSR Act or any other Applicable Law (including applicable Competition Laws), Buyer shall, and shall cause its Affiliates to, take any and all actions to resolve such objections as promptly as practicable and in any event prior to the End Date. In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates (including, following the Closing, the Acquired Entities) to, take any and all actions and steps necessary to eliminate each and every impediment, including (i) agreeing to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including, following the Closing, any Purchased Assets and any assets of the Acquired Entities), (ii) terminating any existing relationships and contractual rights and obligations, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Purchased Assets, Acquired Entities, or Buyer or any of its Affiliates, (v) effectuating any other change or restructuring of the Purchased Assets, Acquired Entities, or Buyer or any of its Affiliates (or any business or assets of Buyer or any of its Affiliates), and (vi) opposing, fully and vigorously, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (B) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Purchased Assets or the Acquired Entities, by consenting to such action subject only to the proviso at the end of this sentence), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Applicable Law (including any other applicable Competition Law) or (y) by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of the HSR Act or any other Applicable Law (including any other applicable Competition Law), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require Buyer or any of its Affiliates to agree, to commit, or to consent to take any actions that would limit in any material respect Buyer’s or any of its Affiliates’ ownership or control with respect to, or its ability to retain or hold, the businesses set forth on Section 7.01(d) of the Disclosure Schedule. All documented, out-of-pocket fees and expenses incurred by Buyer or Seller or any of their Affiliates in connection with causing the expiration or termination of the applicable waiting period under the HSR Act and any applicable Competition Law, or the obtaining of any other required consents, authorizations, orders and approvals from Governmental Authorities, shall be borne by Buyer and paid on a monthly basis, as incurred.
Nothing set forth in this Section 7.01 or otherwise in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to agree to hold separate or to divest any assets or business segments, or terminate any existing relationships, contractual rights, or ventures, unless such agreement or action shall be conditioned upon the consummation of the transactions contemplated by this Agreement. Subject to compliance with the provisions of this Section 7.01 (including Buyer’s obligations under Section 7.01(d)), Buyer shall consult with Seller in connection with any determination relating to (i) the strategy and process by which the parties will seek required approvals under the HSR Act and any other applicable Competition Laws, (ii) all matters relating to any actions taken to resolve any objections raised by any Governmental Authority, and (iii) the defense or prosecution of any administrative or judicial action or proceeding relating thereto, and shall take no action with respect to the foregoing clauses (i) through (iii) without soliciting and taking into account any reasonable recommendations or suggestions of Seller with respect thereto.
(k)Subject to Applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given, which the party may limit to sharing only with the external legal counsel of the other party) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party the opportunity to comment and participate in responding, where appropriate; or (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the consents, authorizations, orders or approvals contemplated by this Section 7.01 and (ii) use reasonable best efforts to consult with and keep the other party hereto informed as to the status of such matters. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other party in advance and, to the extent not precluded by Applicable Law, offers the other party the opportunity to participate in such meeting or conversation.
(l)Without limiting the generality of the foregoing, in no event will Buyer acquire or agree to acquire any assets or business or take any other action, or permit any of its Affiliates to acquire or agree to acquire any assets or business or take any other action, that would or would reasonably be expected to: impose any non de-minimis delay in the obtaining of, or increase the risk in a non de-minimis manner of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; increase the risk in a non de-minimis manner of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; increase the risk in a non de-minimis manner of not being able to remove any such Order on appeal or otherwise; or delay in a non de-minimis manner or prevent the consummation of the transactions contemplated by this Agreement.

Section 7.02.Public Disclosure. Any press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by Seller and Buyer. Unless otherwise required by Applicable Law (including any securities laws) or the rules of any securities exchange on which a party’s or its Affiliates’ securities are listed, neither Seller nor Buyer shall, and each shall cause their respective Affiliates not to, make any public announcement or publicly disseminate any written communication with respect to this Agreement or the transactions contemplated hereby (including broad communications to Business Employees), or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and Seller; provided that if any such announcement or communication is so required, Buyer and Seller shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the transactions contemplated by this Agreement have been announced Seller and its Affiliates and Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, consistent (as to nature and scope) with any public statement previously issued or made by it in accordance with the provisions of this Section 7.02.
Section 7.03.Notices of Certain Events. Each of Seller and Buyer shall promptly notify the other party of any of the following if such party has knowledge thereof: (a) to the extent permitted by Applicable Law, any material written notice or other material written communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (b) any fact or circumstance that would reasonably be expected to result in a failure of the other party’s conditions to closing in Article 10 to be satisfied; provided that a party’s good faith failure to comply with this Section 7.03 shall not provide any other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 7.04.Non-Solicitation; No-Hire. During the period commencing on the Closing Date and (x) in the case of Seller, ending two (2) years following the Closing Date and, (y) in the case of Buyer, ending six (6) months after the Closing Date, each of Seller and Buyer shall not, and shall cause their respective Affiliates not to, directly or indirectly solicit or knowingly assist in the solicitation of, employ or retain any individual who is on the Closing Date (i) in the case of Seller and its Affiliates, a Continuing Employee, and (ii) in the case of Buyer and its Affiliates, an employee of Seller or its Retained Subsidiaries, unless such individual is (A) no longer employed by Seller (or its Affiliates) or Buyer (or its Affiliates), as applicable, or (B) contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency (and, for the avoidance of doubt, this Section 7.04 shall not restrict the hiring or retention of any individual that responds thereto).
Section 7.05.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney- Client Privilege. (a) Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Acquired Entities) to waive and not to assert, any conflict of interest or other objection arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any

shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates, including the Acquired Entities, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).
(m)Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Acquired Entities) to waive and to not assert, any attorney-client privilege or attorney work product doctrine with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with an Acquired Entity, it being the intention of the parties hereto that all such rights to such attorney-client privilege or attorney work product doctrine and to control such attorney-client privilege or work product doctrine shall be retained by Seller; provided, that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisors.
(n)Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Entities) agrees that no communications (including email or other written communications) subject to attorney-client privilege or attorney work product doctrine in connection with the Current Representation shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Acquired Entities shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller, the attorney-client privilege or attorney work product doctrine and expectation of client confidence with respect to all such communications, and all books and records and other documents of the Acquired Entities containing any such advice, communication or other materials, and the same shall be controlled by Seller and shall not be used or claimed by, and no copies shall be retained by, Buyer or any of its Affiliates (including the Acquired Entities).
(o)Nothing in this Section 7.05 is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any legal counsel currently representing Seller or any of its Affiliates, including the Acquired Entities.
(p)Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.05.
Section 7.06.Access to Information; Cooperation. (a) From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), but subject to Applicable Law and the Confidentiality Agreement, Seller will use reasonable best efforts to (i) give Buyer, its counsel and other authorized Representatives reasonable access to the properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such

Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to reasonably cooperate with Buyer in its investigation of the Business. For the avoidance of doubt, the Confidentiality Agreement shall remain in effect in accordance with its terms, and such information, and all information provided pursuant to this Section 7.06(a) shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Buyer, its counsel and other authorized Representatives and its other agents shall not have access to (A) any information where such access or disclosure would, in the good faith judgment of Seller, in light of COVID-19 or COVID-19 Events, be unreasonable or jeopardize the health and safety of any employee of the Acquired Entities, (B) any properties of the Business, including the Purchased Assets and Real Property, for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, (C) any information to the extent relating to any Retained Subsidiaries or (D) Seller Tax Records.
(q)On and after the Closing Date, but subject to Applicable Law, Buyer will (i) maintain the Business Records for a period of seven years, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller, provided that, Buyer shall not be required to retain such books and records for which Seller has been provided with a copy and (ii) upon request, afford promptly to Seller and its authorized Representatives reasonable access to the properties, books, records, employees and auditors of the Business (A) to the extent requested to permit Seller or any of their Affiliates to comply with their financial reporting, accounting, tax, litigation, contractual or auditing obligations with respect to the period prior to the Closing with respect to the Business or the Excluded Assets or Excluded Liabilities, (B) in connection with any Action related to either the Excluded Assets or Excluded Liabilities, or the conduct of the Business or the ownership of the Purchased Assets prior to the Closing and for which Seller or such Affiliate has retained liability under this Agreement and (C) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder.
(r)Any access granted or cooperation provided pursuant to this Section 7.06 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access or providing such cooperation. The party to whom such access or other cooperation is granted pursuant to this Section 7.06 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party, its Affiliates or any of their Representatives in connection therewith.
(s)In furtherance of the foregoing, from and after the Closing Date, Buyer will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all cooperation reasonably requested by or on behalf of Seller, which cooperation will include furnishing or causing to be furnished records, information and testimony as requested by Seller, its Affiliates or their respective Representatives and causing Continuing Employees who possess knowledge pertaining to any such Action to provide information, recollections and explanations with respect thereto and make themselves available, including for consultation with respect to settlement discussions and to attend strategy sessions and judicial and arbitration proceedings, as requested by Seller, its Affiliates or their respective Representatives in connection therewith; provided, that, notwithstanding the foregoing, Buyer will only be obligated to cause any person to cooperate with Seller pursuant to this Section 7.06 if and for so long as Buyer is capable of directing the actions of such person.
(t)Notwithstanding anything to the contrary contained herein, nothing in this Section 7.06 shall require (i) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith determination, is sensitive or the disclosure of which would violate Applicable Law or could subject such party or its Affiliates to risk of liability or (B) information the disclosure of which, in the disclosing party’s good faith determination, would conflict with contractual obligations to which such party or any of its Affiliates is bound, violate any Applicable Law or result in the forfeiture or waiver of any attorney-client or similar legal privilege; provided, that the parties hereto shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the violation of such Applicable Law, breach of such obligations or loss or reduction of such privilege, or (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.
Section 7.07.Replacement of Guarantees. Buyer shall (a) (i) use its reasonable best efforts to, at or prior to the Closing, arrange for substitute letters of credit, guarantees, financial assurances, surety bonds, performance bonds or other credit support arrangements (“Credit Support”) to replace (A) any Credit Support posted or obtained by or on behalf of Seller or any of its Affiliates (other than solely by Acquired Entities) in connection with the Purchased Assets, Assumed Liabilities or obligations of the Acquired Entities (collectively, the “Seller Credit Support Arrangements”) outstanding as of the date hereof and (B) the Seller Credit Support Arrangements entered into in the Ordinary Course on or after the date of this Agreement and prior to the Closing or (ii) assume all obligations under the Seller Credit Support Arrangements, obtaining from the creditors or other counterparties thereto full releases (in a form reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under Seller Credit Support Arrangements, and (b) by no later than within thirty (30) days after the Closing Date arrange for substitute Credit Support to replace the Seller Credit Support Arrangement set forth on Section 7.07 of the Disclosure Schedule; provided, that if any Seller Credit Support Arrangement is not so replaced or assumed effective as of the Closing, Buyer shall indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all Damages incurred or suffered by Seller or any of its Affiliates related to or arising out of such Seller Credit Support Arrangements.
Section 7.08.Insurance Coverage. (a) From and after the Closing, the Acquired Entities and the Business shall cease to be insured by Seller’s and its Affiliates’ insurance policies or by any of their respective self-insurance programs (including insurance policies issued by any Affiliate of Seller), and Seller and its Affiliates shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs.
(u)The parties hereto acknowledge that, only with respect to workers compensation insurance, the Acquired Entities and the Business may be entitled to the benefit of coverage under the third party insurance policies (other than self-insurance programs (including insurance policies issued by any Affiliate of Seller), regardless of whether self-administered or administered by a third party) of Seller or its Affiliates (the “Seller Policies”), with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”), Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Business (to the extent the damages, losses and liabilities with respect to such Pre-Closing Occurrences were not taken into account in connection with the Purchase Price adjustment under Section 2.11) to the applicable insurance providers to the extent permitted under the Seller Policies, and where not permitted, Seller agrees, upon receipt of a written request by Buyer, to use reasonable best efforts to make such report on Buyer’s behalf.
(v)With respect to claims for Pre-Closing Occurrences made pursuant to Section 7.08(b), (i) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify Seller’s corporate insurance department of such claims, (ii) Buyer shall, and shall cause its Affiliates to, comply with the terms of Seller Policy and (iii) each party shall, and shall cause its Affiliates to, use reasonable best efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer (net of any Recovery Costs incurred by Seller or any Affiliate of a Seller as a result of the same); provided that (x) Buyer shall be fully liable for all uninsured or self-insured amounts in respect of Seller Policy claims and (y) Buyer shall reimburse Seller promptly upon request for all costs or expenses incurred by Seller or any Affiliate of a Seller in connection with the exercise of the rights provided pursuant to this Section 7.08, including the costs of filing a claim and any deductibles, premium increases, Taxes or other amounts incurred by Seller or any Affiliate of a Seller in connection with the same (such costs and expenses referred to in this clause (y), “Recovery Costs”). The parties agree that any recoveries under Seller Policies pursuant to this Section 7.08(c) shall inure first to Seller to reimburse any and all Recovery Costs.
Section 7.09.Confidentiality.
(a)Except as otherwise expressly provided in the Transaction Documents, from and after the Closing, Seller shall not, and shall cause its Affiliates and Representatives not to, for a period of three years after the Closing Date, directly or indirectly, without Buyer’s consent, disclose to any third party (other than each other and their respective Representatives on a need- to-know basis) any confidential or proprietary information concerning the Business; provided, that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.09), (B) is, was or becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than from the Business who is not subject to any legally binding obligation to keep such information confidential or (C) independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing), or (ii) prohibit any disclosure (x) required by Applicable Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
(b)Except as otherwise expressly provided in the Transaction Documents, from and after the Closing, Buyer shall not, and shall cause its Affiliates and Representatives not to, for a period of three years after the Closing Date, directly or indirectly, without Seller’s consent, disclose to any third party (other than to its Representatives on a need-to-know basis) any confidential or proprietary information concerning the Retained Business or Seller; provided, that the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.09), (B) is, was or becomes available to Buyer or any of its Affiliates on a non-confidential basis from a source other than from the Retained Business who is not subject to any legally binding obligation to keep such information confidential or (C) independently developed by Buyer or any of its Affiliates (other than by the Business prior to the Closing), or (ii) prohibit any disclosure (x) required by Applicable Law so long as, to the extent practicable and legally permissible, Buyer provides Seller with reasonable prior notice of such disclosure and a reasonable opportunity (at Seller sole cost and expense) to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
Section 7.10.Pre-Closing Services Acknowledgement Buyer acknowledges that Seller and its Affiliates provide various services, rights and support to the Acquired Entities with respect to the following matters: tax, legal, compliance, information technology support, audit, accounting, treasury, financing, insurance, procurement, provision of indemnification and guarantees, and access to facilities, in each case, that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement.
ARTICLE 8
Tax Matters
Section 8.01.Preparation and Filing of Tax Returns. (a) Seller shall prepare or cause to be prepared at its own expense all Covered Income Tax Returns and deliver such Covered Income Tax Returns to Buyer at least fifteen (15) Business Days prior to the due date (after any extensions) of any such Tax Return; provided that Buyer may review and comment on such Covered Income Tax Returns and Seller shall consider Buyer’s comments with respect to such Covered Income Tax Returns in good faith. All Covered Income Tax Returns shall be filed consistent with past practice to the extent permitted by law. Buyer shall timely file or cause to be timely filed all Covered Income Tax Returns as prepared by Seller (with any Buyer comments determined by Seller in good faith to be acceptable incorporated). For the avoidance of doubt, Buyer is entitled to seek indemnification from Seller with respect to any Taxes shown as due with respect to Covered Income Tax Returns pursuant to and to the extent provided in Section 8.08.

(c)Buyer shall prepare or cause to be prepared at its own expense all Straddle Income Tax Returns and deliver such Straddle Income Tax Returns to Seller at least twenty (20) Business Days prior to the due date (after any extensions) of any such Tax Return; provided that all Straddle Income Tax Returns shall be prepared in a manner consistent with Seller’s past practice, and Seller may review and comment on such Straddle Income Tax Returns and Buyer shall cause any revision reasonably requested by Seller on such Straddle Income Tax Return to be reflected prior to filing such Tax Return. To the extent that a Tax item with respect to any transactions in the Pre-Closing Reorganization is reflected on a Straddle Income Tax Return, such item shall be reported in a manner determined by Seller in its sole discretion, provided if that if Buyer determines that it is not permitted to file such Straddle Income Tax Return in such manner under Applicable Law, Buyer and Seller shall jointly retain an Accounting Referee to resolve the disputed items. The costs, fees and expenses of the Accounting Referee shall be borne in the manner described in Section 2.10(c).
(d)Buyer and Seller shall reasonably cooperate in good faith to determine whether any Chinese Tax Filings are required to be filed with any Governmental Authority having jurisdiction over such Chinese Tax Filings (the “Chinese Tax Authorities”) in connection with the transactions contemplated by this Agreement. To the extent that the parties reasonably determine that any such Chinese Tax Filings are required to be filed with the Chinese Tax Authorities, Seller shall prepare, or cause to be prepared, any such Chinese Tax Filings. In connection with the preparation of the Chinese Tax Filings, the parties agree that for purposes of determining the amount of Income Tax due and payable to any Chinese Tax Authorities on the China-related transactions contemplated by this Agreement (“Chinese Tax Amount”), such Chinese Tax Amount shall be calculated on the basis of the net capital gain realized for tax purposes as a result of such China-related transfers (as opposed to the gross purchase price allocable to such China-related transfers as set forth in Exhibit C). Seller shall deliver the Chinese Tax Filings to Buyer at least five (5) Business Days prior to the due date (after any extensions) of the Chinese Tax Filings; provided that Buyer may review and comment on such Chinese Tax Filings and Seller shall consider Buyer’s comments with respect to such Chinese Tax Filings in good faith. Seller shall, and shall cause its Affiliates and their respective Representatives to, use reasonable best efforts to minimize the amount of Chinese Tax Amount owed to the Chinese Tax Authorities in connection with the transactions contemplated hereby and timely file any Chinese Tax Filings. Buyer shall pay or reimburse Seller for any Chinese Tax Amount imposed by Chinese Tax Authorities on the China-related transactions contemplated by this Agreement (regardless of whether such amounts imposed are calculated on the basis of the net capital gain tax realized for tax purposes). As soon as practicable after payment of any Chinese Tax Amount paid by Seller, Seller shall deliver to Buyer a certified copy of the receipt(s) issued by the appropriate Chinese Tax Authorities evidencing such payment.
Section 8.02.Cooperation on Tax Matters. Subject to Section 8.12, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets, the Assumed Liabilities and the Acquired Entities (including access to books and records) as is within such party’s possession or control and is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Buyer and Seller shall (i) retain all books and records with respect to Taxes pertaining to the Business, the Purchased Assets, the Assumed Liabilities or the Acquired Entities that are within such party’s possession or control until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) use reasonable best efforts to provide the other party with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Buyer and Seller shall cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets, the Assumed Liabilities or the Acquired Entities.
Section 8.03.Buyer Covenants. Without the prior written consent of Seller (not to be unreasonably withheld or delayed), Buyer and its Affiliates shall not (a) cause any Acquired Entity to take any action on the Closing Date but after the Closing other than in the ordinary course of business (and other than any action contemplated by this Agreement), (b) make or change any Tax election that has a retroactive impact on any Taxes included in Retained Tax Liabilities, (c) amend any Tax Return for Income Taxes that is imposed on any Acquired Entity for a taxable period that ends on or before the Closing Date to the extent Seller would be liable for any additional Taxes as a result of such amendment, (d) amend any Tax Returns for a Straddle Tax Period with respect to any Tax item of an Acquired Entity that relates to any transactions in the Pre-Closing Reorganization, or (e) to the extent related to Income Taxes imposed on any Acquired Entity for a taxable period ending on or before the Closing Date, take any action or have any communication with any Taxing Authority (other than non-substantive communications); provided that Buyer shall (i) purchase the Purchased Entities using an entity that is properly treated as a corporation for U.S. federal income tax purposes and eligible to make an election under Section 338(g) of the Code, (ii) make (or cause to be made) at Seller’s expense an election under Section 338(g) of the Code with respect to each Acquired Entity classified as a corporation for U.S. federal Income Tax purposes based on election forms prepared by Seller (but any similar election for any other Tax purpose shall require the mutual written consent of the parties) and (iii) not take any actions or fail to take any actions that would render such Section 338(g) elections ineffective. If requested by Seller, Buyer shall enter into, or cause to be entered into, a binding agreement pursuant to U.S. Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) in a timely manner to permit an election under U.S. Treasury Regulations Section 1.245A-5(e)(3) with respect to any Acquired Entity designated by Seller.
Section 8.04.Tax Sharing. Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After such date none of the Acquired Entities, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.
Section 8.05.Transfer Taxes. Buyer shall pay all Transfer Taxes arising out of the transactions contemplated by this Agreement (other than the Pre-Closing Reorganization), and no such Transfer Taxes shall be deducted from the Purchase Price. The party required by Applicable Law to file a Tax Return with respect to Transfer Taxes shall timely prepare and file (with the other party’s cooperation) such Tax Return. Buyer and Seller each agree to timely sign and deliver (or cause their Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from or reduction in Transfer Taxes payable hereunder.
Section 8.06.Apportioned Obligations. (a) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of the Pre-Closing Tax Period and the number of days of the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Notwithstanding the foregoing, Seller shall be liable for all Apportioned Obligations relating to or resulting from the Pre-Closing Reorganization.
(e)Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.06(a) Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.06(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 2.12.
Section 8.07.Seller Tax Certificates. Seller shall deliver to Buyer a completed IRS Form W-9 establishing that Seller is a U.S. person within the meaning of Section 7701(a)(30) of the Code.
Section 8.08.Seller Tax Indemnity. From and after Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations (taking into account any relevant extensions), Seller shall indemnify and hold harmless Buyer and the Acquired Entities for any Retained Tax Liabilities; provided, that (i) Buyer shall not be entitled to recover or make a claim under this Section 8.08 for any Retained Tax Liabilities taken into account in calculating the Indebtedness, the Closing Net Working Capital or otherwise taken into account in the Final Closing Statement and (ii) any recovery shall be net of any amounts that have been recovered by Buyer pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy (including any R&W Insurance Policy), if any, or other cash receipts or sources of reimbursement in respect of such Taxes (and in the event that an insurance, indemnification or other recovery is received by any Buyer with respect to any Retained Tax Liabilities for which any Buyer has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to Seller). Buyer shall use reasonable best efforts to collect any amounts available under insurance coverage (including any R&W Insurance Policy) for any Retained Tax Liabilities payable prior to seeking any recovery from Seller. Any indemnification payment under this Section 8.08 shall be paid at least five (5) Business Days prior to the earlier of (i) the due date for the payment of such relevant Retained Tax Liabilities or (ii) the due date of any Tax Return reflecting such liabilities.
Section 8.09.Buyer Tax Indemnity. From and after Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations, Buyer shall indemnify Seller and any Retained Subsidiaries from and against (i) any Taxes (other than Retained Tax Liabilities) that are imposed on an Acquired Entity, (ii) any Taxes that are imposed on or with respect to any Purchased Asset for a Post-Closing Tax Period, or (iii) any Transfer Taxes for which Buyer is responsible pursuant to Section 8.05.
Section 8.10.Certain Matters Related to Tax Indemnification and Tax Proceedings.
(a)Following Closing, Buyer shall notify Seller in writing within ten (10) Business Days of the receipt by Buyer or any of its Affiliates (including the Acquired Entities) of any written notice of a pending or threatened Tax Proceeding (received from a Taxing Authority) relating an Acquired Entity that relates to a Pre-Closing Tax Period or that could reasonably be expected to give rise to an indemnity claim under Section 8.08 (it being understood that the failure to give such written notification on a timely basis shall not affect the indemnification provided hereunder except to the extent Seller is actually prejudiced as a result of such failure).
(b)Seller shall control any Tax Proceeding relating any Taxes described in clause (iii), (iv) or (v) of the definition of Retained Tax Liabilities, provided, however, that Buyer shall have the right (but not the obligation), at its sole cost and expense, to participate in any such Tax Proceeding (which right shall include the right to receive copies of all documents furnished or received by Seller in connection with the Tax Proceeding, the right to be involved in any oral communications, where practical, between any representative of Seller and the Taxing Authority, the right to be consulted about all significant decisions regarding the conduct of the Tax Proceeding, and the right to have a reasonable opportunity to provide input to the representatives of Seller regarding all such significant decisions) and Seller shall not settle any such Tax Proceeding without the prior written consent of Buyer (not unreasonably withheld, conditioned or delayed). Notwithstanding any other provision of this Agreement, Seller shall have the right to control any Tax Proceeding relating any Taxes described in clause (i) or (ii) of the definition of Retained Tax Liabilities and Buyer shall have no rights with respect to any such Tax Proceeding.
Section 8.11.Certain Tax Refunds. Any refunds or credits of Taxes described in Retained Tax Liabilities shall be for the account of Seller (except to the extent Buyer economically bore the Tax being refunded) and, upon receipt of any such refund or credit, Buyer shall promptly make a cash payment to Seller in an amount equal to such refund or credit. For the avoidance of doubt, such refunds or credits of Taxes shall only include those refunds or credits not taken into account in calculating the Purchase Price. To the extent permitted by Applicable Law, upon Seller’s request, and at Seller’s own cost and expense, Buyer shall, and shall cause the Acquired Entities and its Affiliates to, execute such documents, take such commercially reasonable actions, and otherwise use reasonable best efforts to cooperate with Seller and its Affiliates, as may be necessary for Buyer, the Acquired Entities, and its Affiliates, to seek, file for, perfect their rights in, and obtain any such refund or credit. All other refunds or credits of Taxes of the Acquired Entities not otherwise described in this Section 8.11 shall be for the account of Buyer and, to the extent taken into account in calculating the Purchase Price, Seller shall execute such documents, take such commercially reasonable actions, and otherwise use reasonable best efforts to cooperate with Buyer and its Affiliates, as may be necessary for Buyer, the Acquired Entities, and its Affiliates, to seek, file for, perfect their rights in, and obtain any such refund or credit.
Section 8.12.Seller Tax Groups and Records. Notwithstanding anything in this Agreement to the contrary, (i) Buyer shall not have any rights with respect to any tax group of which Seller or any Retained Subsidiary is a member, including any right respect to the preparation, filing, reporting, paying, contesting or settlement of any Taxes payable by any such tax group or any Taxes included as a Retained Tax Liability and (ii) Buyer shall have no right to receive, access, obtain or review any Seller Tax Records; provided that this clause (ii) shall not restrict Buyer from receiving, accessing, obtaining or reviewing any work papers or other information that Buyer reasonably requires to file any Tax Return or in connection with any Tax Proceeding with respect to any Post-Closing Tax Period.
ARTICLE 9
Employee Matters
Section 9.01.Transfer of Employees.
(a)Each Business Employee who, as of the Closing, is employed by an Acquired Entity (each an “Automatic Transfer Employee”) shall continue employment with such Acquired Entity immediately following the Closing, subject to providing proof of legal authorization to work.
(b)Buyer shall (or shall cause its Subsidiaries to), within a reasonable period of time, but not fewer than thirty (30) days prior to the Closing Date, make an offer of employment with Buyer or one of its Subsidiaries to each Business Employee who, as of the Closing, is not employed by an Acquired Entity (each a “Non-Automatic Transfer Employee”). Such offer of employment shall (i) be on terms and conditions that are substantially comparable in the aggregate to the terms and conditions of employment applicable to such Non-Automatic Transfer Employee’s position with Seller or any of its Subsidiaries or Affiliates, as applicable, as in effect immediately prior to the Closing, (ii) provide for compensation and benefits consistent with the requirements of Section 9.02(a) and (iii) provide that employment with such Buyer or one of its Subsidiaries will commence effective as of the Closing (such offer of employment, a “Qualifying Offer”). A Non-Automatic Transfer Employee who receives a Qualifying Offer and arrives at such Non-Automatic Transfer Employee’s then applicable place of employment in the Business on the Closing Date shall be deemed for all purposes of this Agreement to have accepted such Qualifying Offer. Notwithstanding the foregoing, to the extent Applicable Law provides that a Non-Automatic Transfer Employee may transfer to Buyer by way of employer substitution, automatic transfer, or similar mechanism, Buyer and Seller agree that such mechanism shall apply. Each Non-Automatic Transfer Employee who transfers by way of such alternative transfer mechanism is also a Non-Automatic Transfer Continuing Employee.

(c)Subject to Section 9.04(b), with respect to any Non-Automatic Transfer Employee who is not hired by Buyer or one of its Subsidiaries and thus does not become a Non-Automatic Transfer Continuing Employee because Buyer fails to make, or cause one of its Subsidiaries to make, a Qualifying Offer to any such Non-Automatic Transfer Employee, Seller, in its sole discretion, may terminate such Non-Automatic Transfer Employee’s employment with Seller or any of its Subsidiaries or Affiliates within thirty (30) days following the Closing Date.
(d)Subject to Applicable Laws, if any Continuing Employee requires a work permit, employment pass, visa or other legal or regulatory approval for such Continuing Employee’s employment with Buyer or one of its Subsidiaries, Buyer shall, and shall cause its applicable Subsidiary to, use reasonable best efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Closing Date, and Seller shall take all reasonably necessary or appropriate action at Buyer’s expense, as reasonably requested by Buyer, to assist in obtaining any such permit, pass, visa or other approval prior to the Closing Date.
Section 9.02.Maintenance of Terms and Conditions.
(a)For a period of at least eighteen (18) months commencing on the Closing Date or such longer period as required by Applicable Law (the “Continuation Period”), Buyer shall provide, or shall cause its Affiliates to provide, each Continuing Employee who remains employed or becomes employed by Buyer or one of its Subsidiaries upon and following the Closing Date with (i) at least the same base salary or wage rate provided to such Continuing Employee immediately prior to the Closing Date, (ii) short and long-term incentive compensation opportunities, in each case which are no less favorable in the aggregate to the short and long-term compensation opportunities provided to such Continuing Employee (including all cash and equity based compensation) in the aggregate immediately prior to the Closing Date; provided that any long-term incentive award opportunities may be provided in the form of cash or equity or a combination thereof, and (iii) other compensation and employee benefits, including paid time-off, severance benefits and protections and health savings account contributions, which are no less favorable in the aggregate to such other compensation and employee benefits provided to such Continuing Employee immediately prior to the Closing Date; provided, that notwithstanding anything to the contrary herein, such compensation and employee benefits provided by Buyer (or one of its Subsidiaries) shall be of the type and at levels sufficient to comply with Applicable Law or the terms of any collective bargaining, works council or other agreement with any employee representative group.
(b)Buyer will recognize and assume the liability with respect to accrued but unused vacation time and sick leave as of the Closing Date for all Continuing Employees in which such recognition is permitted or required by Applicable Law.
(c)With respect to any employee benefit plan maintained by Buyer or any of its Affiliates in which any Continuing Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance plan and other benefit plan accruals, each Continuing Employee’s service with Seller or any of its

Affiliates (as well as service with any predecessor employer, to the extent recognized by Seller or any of its Affiliates) shall be treated as service with Buyer and its Affiliates; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits or (ii) such service was not recognized under a comparable Seller Benefit Plan immediately prior to the Closing.
(d)Buyer shall use reasonable best efforts to waive, or shall cause its Affiliates to waive, any preexisting conditions, limitations, exclusions, actively at work requirements and waiting periods (or other equivalent requirements for each applicable jurisdiction) under any welfare benefit plan maintained by Buyer or any of its Affiliates in which any Continuing Employees (and such Continuing Employees eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such items would not have been satisfied or waived under the comparable Seller Benefit Plan immediately prior to the Closing. Where a waiting period cannot be waived, Buyer will cover the costs of employee COBRA coverage for the duration of the intervening period. Buyer shall use reasonable best efforts to recognize, or shall cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out- of-pocket maximums incurred by each Continuing Employee (and such Continuing Employees eligible dependents) prior to the Closing during the plan year in which Closing occurs for purposes of satisfying any comparable deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Continuing Employee (and such Continuing Employees eligible dependents) will be eligible to participate from and after the Closing during the plan year in which Closing occurs.
Section 9.03.U.S. Defined Contribution Plans. As soon as practicable after the Closing Date, account balances as of the Closing Date of each Continuing Employee who participates in The Spectrum Brands 401(k) Retirement Savings Plan (the “Seller Defined Contribution Plan”), including any outstanding participant loans, shall be transferred to a qualified defined contribution plan of Buyer or one of its Affiliates. Such transfer shall be effected in accordance with Applicable Law. During the Continuation Period, Buyer shall or shall cause its Affiliates to provide each Continuing Employee who participated in the Seller Defined Contribution Plan with the maximum potential employer matching contribution provided to similarly situated employees of Buyer who are not Continuing Employees.
Section 9.04.Severance.
(a)Buyer shall reimburse Seller or its relevant Affiliate in respect of any severance or other termination-related payments or benefits paid or provided by Seller or its Affiliates to any Continuing Employee which were triggered on or are the result of the transfer of such Continuing Employee from Seller or its relevant Affiliate to Buyer or its relevant Affiliate or the purchase of any Acquired Entity by Buyer or its relevant Affiliate in connection with the transactions contemplated by the Transaction Documents.
(b)Buyer shall reimburse Seller or its relevant Affiliate in respect of any severance or other termination-related payments or benefits paid or provided by Seller or its Affiliates to any Business Employee who does not receive a Qualifying Offer from Buyer or one of its Subsidiaries and who is terminated pursuant to Section 9.01(c). Buyer shall indemnify and hold harmless Seller or its applicable Affiliate against any and all Damages associated with any such termination of employment, whether incurred prior to, on or after the Closing Date, including any employment-related legal claims brought by such Non-Automatic Transfer Employee.
(c)Buyer agrees that after the expiration of the Continuation Period, any remaining Continuing Employees shall be covered by the severance plan or other similar policy then in effect for similarly situated employees of Buyer and its Subsidiaries.
Section 9.05.Flexible Spending Plans. Effective as of the Closing Date, Buyer shall use reasonable best efforts to establish or provide a flexible spending plan maintained in the United States and, for the avoidance of doubt, a health reimbursement account plan maintained in the United States (collectively, the “Buyer FSA Plan”) in which Continuing Employees in the United States will be eligible to participate. Where applicable, Seller and Buyer shall take all commercially reasonable actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller (collectively, the “Seller FSA Plan”) of the Continuing Employees in the United States who are participants in the Seller FSA Plan shall be transferred to the Buyer FSA Plan; (ii) the elections of such Continuing Employees in the United States shall apply under the Buyer FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Continuing Employees in the United States shall be reimbursed from the Buyer FSA Plan for claims incurred at any time following the Closing Date that are submitted to the Buyer FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, (A) Seller shall pay Buyer, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is positive, or (B) Buyer shall pay to Seller, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is negative.
Section 9.06.Variable Compensation; Treatment of Seller Equity Awards. Buyer and Seller further agree to the matters set forth on Schedule III.
Section 9.07.Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon Non-Automatic Transfer Continuing Employees’ injuries or illnesses that arise at or after the Closing. Seller shall be responsible for providing benefits in respect of all claims for benefits (other than claims under Seller Benefit Plans) in respect of workers compensation and any comparable liabilities that are based upon Non-Automatic Transfer Continuing Employees’ injuries or illnesses that arise prior to the Closing, subject to the reimbursement provisions of Section 7.08.
Section 9.08.Works Council Information/Consultation Obligations. The parties hereby agree to cooperate in good faith to comply in all material respects with all information, consultation and other processes, if any, relating to any works councils, union and any employee representative bodies in connection with the transactions contemplated by this Agreement which, for avoidance of doubt, shall include any required information and consultation and other processes with respect to any labor union, works council or other organized employee representative body as required to either: (i) obtain an opinion or approval from such labor union, works council or other organized employee representative body; or (ii) establish that such opinion or approval is not a precondition to the Closing.
Section 9.09.Assumed Arrangements. At Closing, Buyer shall assume or honor (i) each of the Acquired Entity Benefit Plans, (ii) each of the Seller Benefit Plans (or portions thereof) and other arrangements or contracts Buyer or any of its Affiliates is required to assume under Applicable Law and (iii) each other Seller Benefit Plan listed on Section 9.09 of the Disclosure Schedule (all such assumed plans and arrangements described in clauses (i) through (iii), the “Assumed Benefit Plans”), and each of the parties hereto shall use their respective reasonable best efforts and cooperate in good faith to make effective the assumption of the Assumed Benefit Plans.
Section 9.10.Employee Communications. Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents.
Section 9.11.WARN Act. Buyer shall assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Documents. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates with respect to WARN or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Documents.
Section 9.12.Liability for Business Employees.
(a)Effective from and after the Closing Date, without limiting the definition of Assumed Liabilities, Buyer shall assume and be responsible for any and all liabilities or obligations of Seller (i) arising under or with respect to any employee benefit plan of Buyer and its Affiliates (including any Assumed Benefit Plan), (ii) arising with respect to Business Employees or Former Business Employees who were employed by an Acquired Entity (including those who become Continuing Employees), whether incurred prior to, on or after the Closing Date (excluding any liabilities or obligations arising under any Seller Benefit Plan other than an Assumed Benefit Plan and except as otherwise provided in this Article 9), (iii) arising with respect to Non-Automatic Transfer Employees who become Continuing Employees incurred on or after the Closing Date (excluding any liabilities or obligations arising under any Seller Benefit Plan other than an Assumed Benefit Plan), (iv) arising under or with respect to any Assumed Benefit Plan and (v) that transfer by operation of law.
(b)Except as set forth in this Article 9, effective from and after the Closing Date, Seller shall, and shall cause its Subsidiaries to, remain responsible for any and all liabilities or obligations arising under or with respect to (i) any Business Benefit Plan other than any Assumed Benefit Plan or (ii) any liability or obligation (contingent or otherwise) of Seller or any entity that together with Seller could be treated as a single employer or Commonly

Controlled Entity under Applicable Law, including Section 4001 of ERISA or Section 414 of the Code in respect of, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or as a result of any Controlled Group Liability. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, or (v) for violation of HIPAA or the Patient Protection and Affordable Care Act of 2010, as amended, in the case of each of the foregoing clauses (i) through (v), with respect to any Person that, together with Seller, is treated as a single employer under Section 414 of the Code.
(c)Seller and its Affiliates shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (such provisions of the Code and ERISA collectively referred to as “COBRA”), including the provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees and Former Business Employees (except Continuing Employees), and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs at or any time prior to the Closing Date. Buyer and its Affiliates shall be solely responsible for compliance with COBRA with respect to each Continuing Employees, and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs at or any time following the Closing Date.
(d)Notwithstanding anything else contained herein, in no event shall Buyer or any of its Affiliates be deemed to assume or be responsible for any liability incurred by Seller or any of its Affiliates prior to the Closing Date arising under or with respect to any Business Benefit Plan, except for the Assumed Benefit Plans including without limitation, liability arising under ERISA or the Code, by virtue of an Acquired Entity or any Subsidiary being aggregated, with any other person that is an ERISA Affiliate (other than with an Acquired Entity or a Subsidiary), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing.
Section 9.13.No Third-Party Beneficiaries. Nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following Closing.
Section 9.14.Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 9 be effected in an orderly manner and agree to devote their respective reasonable best efforts and to cooperate fully in complying with the provisions of this Article 9. Without limiting the generality of the foregoing, each party agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article 9 and to facilitate the transactions referred to in this Article 9. Additionally, without prejudice to Section 9.01 to Section 9.02 above, Buyer agrees to cooperate with Seller and use reasonable best efforts to ensure that no severance is triggered and becomes due to any Continuing Employee as a result of the transfers of employment under Section 9.01 and Section 9.02 above.
ARTICLE 10
Conditions to Closing
Section 10.01.Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:
(a)(i) any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and (ii) the filings, consents, approvals, authorizations, clearances or other actions under any other Competition Law or Investment Law set forth on Section 10.01(a) of the Disclosure Schedule shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in the case of waiting periods); and
(b)there shall not be in force an Order issued after the date hereof by any court of competent jurisdiction in any Specified Jurisdiction enjoining, prohibiting or rendering illegal the consummation of the Closing.
Section 10.02.Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction or waiver of each of the following further conditions:
(a)Seller shall not have materially breached the covenants of Seller to be performed prior to the Closing (or any such non-performance shall have been cured);
(b)(i) the Fundamental Representations made by Seller (other than the representations and warranties contained in Section 3.06(a), Section 3.06(b), and Section 3.15) made by Seller shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Seller that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, (ii) the representations and warranties contained in Section 3.06(a), Section 3.06(b), and Section 3.15, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct except as would not be material to the Business, taken as a whole, and (iii) all other representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which representations and warranties shall be so true and correct only as of such earlier date, except, in the case of this clause (iii), for any inaccuracy or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing clauses (a) and (b); and
(d)Since the date hereof, there shall not have occurred and be continuing a Material Adverse Effect.
Section 10.03.Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction or waiver of each of the following conditions:
(a)Buyer shall not have materially breached the covenants of Buyer to be performed prior to the Closing (or any such non-performance shall have been cured);
(b)(i) the Fundamental Representations made by Buyer shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Buyer that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, and (ii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which representations and warranties shall be so true and correct only as of such earlier date, except, in the case of this clause (ii) for any inaccuracy or omission that would not, individually or in the aggregate, prevent, impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby; and
(c)Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (a) and (b).
Section 10.04.Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.
ARTICLE 11
Survival; Indemnification
Section 11.01.Survival. The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing and except with respect to claims of Actual Fraud against either party, there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives. The covenants and agreements of the parties contained in this Agreement shall not survive the Closing, except to the extent such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive in accordance with their terms. For the avoidance of doubt, the covenants and agreements set forth in Article 8 shall survive the Closing for a period equal to ninety (90) days past the applicable statute of limitations (taking into account any relevant extensions).
Section 11.02.Indemnification. (a) Effective at and after the Closing, Seller shall indemnify and defend Buyer, its Affiliates and each of their respective Representatives (the “Buyer Indemnified Parties”) against and hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto) (“Damages”) actually suffered by a Buyer Indemnified Party to the extent arising out of (i) any Excluded Liability or (ii) Seller’s failure to complete the Pre-Closing Reorganization (as amended at the request of Buyer in accordance with the terms of this Agreement) in accordance with its terms as of the Closing, in each case of clauses (i) and (ii) other than in respect of Taxes, which are governed by Article 8).
(d)Effective at and after the Closing, Buyer shall indemnify and defend Seller, its Affiliates and each of their respective Representatives (the “Seller Indemnified Parties”) against and hold each of them harmless from any and all Damages actually suffered by a Seller Indemnified Party to the extent arising out of (i) any Assumed Liability, (ii) any liability of an Acquired Entity or (iii) any liability arising out of or attributable to the ownership or operation of the Acquired Entities (and, after the Closing, the ownership or operation of the Business), including any liability arising in connection with the performance by Seller or its Affiliates of their obligations pursuant to Section 2.06 or any of Sections 7.08 and 7.09 (except those liabilities, if any, for which Seller has expressly agreed to be responsible for pursuant to Section 2.06 or any of Sections 7.08 and 7.09).
(e)Any indemnification pursuant to this Section 11.02 shall be subject to the procedures and limitations set forth in Sections 11.03, 11.04, 11.05 and 11.06.
Section 11.03.Procedures. (a) Any Person seeking indemnification under this Article 11 (the “Indemnified Party”) shall give prompt written notice to the Person from whom indemnification is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”); provided, that the failure of the Indemnified Party to give notice as provided in this Section 11.03(a) shall not relieve any Indemnifying Party of its obligations under Section 11.02, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail the Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third-Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 11.03, to assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, then the Indemnified Party may defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party shall assume the defense of any Third-Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.
(f)Notwithstanding anything in this Section 11.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party or any of its Affiliates and (iii) such settlement includes an unconditional release of such Indemnified Party and its Affiliates from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any of its Affiliates.
(g)After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article 11), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
(h)Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 11.04.Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third- Party Claim, the Indemnified Party agrees to give prompt written notice, and as promptly as practicable, of such claim to the Indemnifying Party, which notice shall in no event be delivered to the Indemnifying Party later than sixty (60) days after the Indemnified Party first learns of the facts on which such claim is based (such sixty (60) day period, the “Notice Period”). Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party, and in any event, the Indemnifying Party shall have no indemnification obligation in respect of any claim for which notice is delivered following expiration of the applicable Notice Period for such claim.
Section 11.05.Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party or its Affiliates under applicable third-party insurance policies (other than Seller’s and its Affiliates’ respective self-insurance programs (including insurance policies issued by any Affiliate of Seller)) or from any other Person alleged to be responsible therefor, and (ii) Tax benefit actually realized by the Indemnified Party or its Affiliates (in cash or as a direct reduction in Taxes otherwise due) arising from the incurrence or payment of any such Damages and, for the avoidance of doubt, Damages shall be increased by any Tax detriment actually realized from either the indemnifiable loss or the receipt of any indemnification payments). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any deductible, retention amounts, increases in insurance premiums (retroactive or otherwise) or other expenses incurred by such Indemnified Party in collecting such amount.
(i)The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that such matter has been (or will be) taken into account in the adjustment of the Purchase Price under Section 2.11 or (ii) punitive or exemplary damages (except to the extent actually paid by the Indemnified Party to a third party pursuant to a Third-Party Claim).
(j)Each Indemnified Party must mitigate in accordance with Applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement, including by taking any actions reasonably requested by the Indemnifying Party for such purpose.
(k)Each Indemnified Party and its Affiliates shall use reasonable best efforts to collect any amounts available from any other Person alleged to be responsible for any Damages payable under Section 11.02.
(l)Each party agrees that it shall not, and agrees to use its reasonable best efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost of, any obligations of the other party under this Article 11.
(m)Any liability for indemnification to an Indemnified Party under this Agreement shall be determined without duplication of recovery by such Indemnified Party by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement hereunder. In no event shall Seller be liable to an Indemnified Party or more than one Indemnified Party in respect of the same portion of any Damages. For the avoidance of doubt, no Indemnified Party shall be entitled to claim (i) indemnification with respect to the same Damages more than once, or (ii) pursuant to Section 8.08 with respect to the same Tax liability more than once.
(n)No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) or Seller Indemnified Party (other than Seller or any successor or assignee of Seller) shall be entitled to assert any indemnification claim or exercise any other remedy under this Agreement (including any Transaction Document) unless Buyer (or any successor or assignee of Buyer) or Seller (or any successor or assignee of Seller), as the case may be, provides its prior written consent to such Buyer Indemnified Party or Seller Indemnified Party, respectively, regarding its assertion of an indemnification claim or the exercise of any other remedy hereunder, and a copy of such consent shall be promptly delivered to the other party upon its request therefor.
(o)Any indemnification payment made pursuant to this Agreement (for the avoidance of doubt, including any payment made pursuant to Article 8) and any payment made pursuant to Section 2.11 shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes.
Section 11.06.Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party or its Affiliates could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign, or cause its Affiliates to assign, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 11.07.Exclusivity. After the Closing, except as otherwise expressly provided in this Agreement (including pursuant to Sections 2.09(c), 2.09(d), 2.09(e), 2.09(f), 2.11, 2.15, 6.03, 7.07, 7.08, 7.09, 8.05, 8.08, 8.09, 8.10, 9.01, 9.02, 9.12 and 11.08, and any covenants to be performed from and after the Closing), indemnification pursuant to this Article 11 shall provide the exclusive monetary remedy for any claim arising out of this Agreement or the transactions contemplated hereby.
Section 11.08.R&W Insurance Policy. Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties of Seller under this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall provide, at all times, that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates except for Actual Fraud by Seller; (b) Seller is a third party beneficiary of such waiver; and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any Damages.
Section 11.09.Release.
(a)Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations expressly set forth in this Agreement, the other Transaction Documents or any Business Intercompany Contract that survives the Closing in accordance with the terms hereof and to which a Seller or a Retained Subsidiary is a party after the Closing, Buyer, on behalf of itself and each of its Affiliates (including the Acquired Entities) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other Representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges Seller, its Affiliates, and each of their respective past, present and/or future officers, directors, employees, agents, partners, principals, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all legal proceedings, Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in contract, tort, statute or otherwise, which the Buyer Releasing Parties have or may have against any of the Seller Released Parties, previously, now or in the future, in each case, in respect of any cause, matter or thing relating to this Agreement, the Transaction Documents, the Acquired Entities, the Business, the Purchased Assets, the Assumed Liabilities or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related thereto occurring or arising at or prior to the Closing Date, other than a claim by a Buyer Releasing Party that is a party hereto for Actual Fraud by a Seller Released Party that is a party hereto (the foregoing, the “Buyer Released Claims”), (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Buyer Released Claim and (iii) waives any rights under California Civil Code Section 1542 or any similar provision of Applicable Law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”. The Buyer Released Claims include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.
(b)Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations expressly set forth in this Agreement, the other Transaction Documents or any Business Intercompany Contract that survives the Closing in accordance with the terms hereof and to which Buyer, its Affiliate or a Acquired Entity is a party after the Closing, Seller, on behalf of itself and each of its Affiliates (including the Retained Subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other Representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing

Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges Buyer and its Affiliates, and each of their respective past, present and/or future officers, directors, employees, agents, partners, principals, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all legal proceedings, Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in contract, tort, statute or otherwise, which the Seller Releasing Parties have or may have against any of the Buyer Released Parties, previously, now or in the future, in each case, in respect of any cause, matter or thing relating to this Agreement, the Transaction Documents, the Acquired Entities, the Business, the Purchased Assets, the Assumed Liabilities or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related thereto occurring or arising at or prior to the Closing Date, other than a claim by a Seller Releasing Party that is a party hereto for Actual Fraud by a Buyer Released Party that is a party hereto (the foregoing, the “Seller Released Claims”), (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, Seller Released Claim and (iii) waives any rights under California Civil Code Section 1542 or any similar provision of Applicable Law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”. The Seller Released Claims include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.
ARTICLE 12
Termination
Section 12.01.Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of Seller and Buyer;
(b)by either Seller or Buyer if the Closing shall not have occurred on or before June 8, 2022 (the “End Date”); provided, that the End Date shall automatically be extended to December 8, 2022 to the extent the conditions specified in Section 10.01(a) are the only conditions to the closing specified in Article 10 that have not been satisfied (other than those conditions that by their nature are to be satisfied at Closing); provided, further that the right to terminate (or extend) this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to have occurred by such time;
(c)by either Seller or Buyer, if there is any final and non-appealable Order issued after the date hereof by any court of competent jurisdiction in any Specified Jurisdiction enjoining, prohibiting or rendering illegal the consummation of the Closing;
(d)by Buyer if there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing, except that if such breach is curable by Seller, then, for a period of up to thirty (30) days after receipt by Seller of written notice from Buyer of such breach such termination shall not be effective and the End Date shall be automatically extended until the fifth (5th) Business Day following the end of such thirty (30) day period (if the End Date would otherwise occur on or prior to such date), and such termination shall become effective only if such breach is not cured within such thirty (30) day period; provided, that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or 10.03 not to be satisfied; or
(e)by Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing, except that, if such breach is curable by Buyer, then, for a period of up to thirty (30) days after receipt by Buyer of written notice from Seller of such breach such termination shall not be effective and the End Date shall automatically be extended until the fifth (5th) Business Day following the end of such thirty (30) day period (if the End Date would otherwise occur on or prior to such date), and such termination shall become effective only if such breach is not cured within such thirty (30) day period; provided, that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be satisfied or (ii) (A) all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.09, (B) Seller has delivered written notice to Buyer that Seller is ready, willing and able to consummate the transactions contemplated in this Agreement and (C) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.09.
Other than in the case of a termination pursuant to Section 12.01(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 12.01 shall give written notice of such termination to the other party.
Section 12.02.Effect of Termination.
(a)If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder or Representative of such party) to the other party to this Agreement except as set forth in Section 12.02(b); provided that if such termination shall result from an intentional and knowing material breach by a party hereto, such party shall be fully liable for any and all Damages and liabilities of any kind, character or description incurred or suffered by another party hereto as a result of such breach; provided, further, that following a valid termination of this Agreement by Seller in accordance with Section 12.01(e)(ii), Buyer shall be deemed to have intentionally and knowingly materially breached this Agreement. Notwithstanding the termination of this Agreement in accordance with the terms herein, the Confidentiality Agreement, the provisions of this Section 12.02 and the provisions of Sections 1.01, 6.01, 7.02 and 11.07 and Article 13 shall survive any such termination.
(b)Each of Buyer and Parent agrees that if Buyer or Parent terminates this Agreement pursuant to (i) Section 12.01(b) and at the time of such termination (A) the conditions set forth in Section 10.01(a) or Section 10.01(b) shall not have been satisfied, and (B) all other conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than (x) those, that by their terms, are capable of being satisfied only at the Closing or (y) those that result from a breach of this Agreement by Buyer or the same facts that resulted in the conditions set forth in Sections 10.01(a) or Section 10.01(b) failing to be satisfied, (ii) Section 12.01(c) or (iii) Section 12.01(e) as a result of Buyer's breach of Section 7.01, then Buyer shall, within two Business Days after this Agreement is so terminated, pay to an account designated by Seller by wire transfer of immediately available funds an amount equal to three hundred fifty million dollars ($350,000,000) (the “Termination Fee”), which obligation will survive the termination of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, if Seller receives the Termination Fee from Buyer pursuant to Section 12.02(b), such payment, together with the documented, out-of-pocket fees and expenses payable pursuant to Section 7.01(d), shall be the sole and exclusive remedy of Seller and of its Affiliates against the Buyer Related Parties under this Agreement or any Ancillary Agreement or in connection with any of the transactions contemplated hereby and thereby, and no Buyer Related Party shall have any further liability or obligations related to or arising out of the transactions contemplated hereby and thereby; provided that nothing in this Section 12.02(c) shall limit Seller’s right to specific performance as provided in Section 13.09 (it being agreed that Seller shall be entitled to seek, but shall not be entitled to obtain, both specific performance of Buyer’s obligation to close and receipt of the Termination Fee).
(d)Each of Buyer and Seller acknowledges and agrees that the agreements contained in Section 12.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Each of Buyer and Seller acknowledges and agrees that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, nothing in this Agreement shall limit or otherwise affect Seller’s right to specific performance as provided in Section 13.09.

ARTICLE 13
Miscellaneous
Section 13.01.No Other Representations or Warranties; Investigation. (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, EACH OF BUYER AND SELLER ACKNOWLEDGES AND AGREES (I) THE REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN ARTICLE 3, ON THE ONE HAND, AND BY BUYER EXPRESSLY SET FORTH IN ARTICLE 4, ON THE OTHER HAND, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER AND TO SELLER, RESPECTIVELY, IN CONNECTION WITH THIS AGREEMENT, THE ACQUIRED ENTITIES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, SELLER, BUYER AND THE BUSINESS AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE PRECEDING CLAUSE (I), NEITHER OF BUYER OR SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, WITH RESPECT TO THIS AGREEMENT, THE ACQUIRED ENTITIES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, SELLER, BUYER OR THE BUSINESS, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS, THE ASSETS OF THE ACQUIRED ENTITIES, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, SELLER, BUYER OR THE BUSINESS OR NON-INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF THIRD PARTY INTELLECTUAL PROPERTY, AND ANY SUCH OTHER PURPORTED REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, EACH OF BUYER AND SELLER REPRESENTS, WARRANTS, COVENANTS AND AGREES, (X) WITH RESPECT TO BUYER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES, MANAGEMENT COMPANIES, INCORPORATORS, MEMBERS, LIMITED OR GENERAL PARTNERS, AGENTS, CONSULTANTS, FINANCIAL OR OTHER ADVISORS, INVESTMENT BANKERS, ATTORNEYS, ACCOUNTANTS AND OTHER REPRESENTATIVES, TOGETHER WITH THEIR RESPECTIVE SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS OR ADMINISTRATORS (COLLECTIVELY, THE “BUYER RELATED PARTIES”) AND (Y) WITH RESPECT TO SELLER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES, MANAGEMENT COMPANIES, INCORPORATORS, MEMBERS, LIMITED OR GENERAL PARTNERS, AGENTS, CONSULTANTS, FINANCIAL OR OTHER ADVISORS, INVESTMENT BANKERS, ATTORNEYS, ACCOUNTANTS AND OTHER REPRESENTATIVES, TOGETHER WITH THEIR RESPECTIVE SUCCESSORS,

ASSIGNS, HEIRS, EXECUTORS OR ADMINISTRATORS (COLLECTIVELY, THE “SELLER RELATED PARTIES”), THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) OF THE IMMEDIATELY PRECEDING SENTENCE, NEITHER BUYER NOR SELLER HAS RELIED NOR IS RELYING UPON ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON (INCLUDING ANY PURPORTED REPRESENTATIONS AND WARRANTIES DESCRIBED AS DISCLAIMED IN CLAUSE (II) OF THE FIRST SENTENCE OF THIS PARAGRAPH), OR UPON THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR INFORMATION PROVIDED TO (1) ANY OF THE BUYER RELATED PARTIES BY OR ON BEHALF OF SELLER, THE ACQUIRED ENTITIES, ANY RETAINED SUBSIDIARY OR ANY OTHER PERSON, OR (2) ANY OF THE SELLER RELATED PARTIES BY OR ON BEHALF OF BUYER, ITS AFFILIATES OR ANY OTHER PERSON.
(e)Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of itself and the other Buyer Related Parties, that any cost estimate, projection, forecast or other prediction, any data or information of any kind (including any financial data or information) or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of Seller or the Acquired Entities, or any of its or their Affiliates or Representatives, or any other Person, are not and shall not be deemed to be or to include representations or warranties (express or implied) of any Person, and have not been and are not being relied upon in determining to enter into this Agreement and consummate the transactions contemplated by this Agreement.
(f)The parties hereto acknowledge that certain of the Acquired Entities (the “New Subsidiaries”) may be organized following the date of this Agreement and prior to the Closing in accordance with the Pre-Closing Reorganization, and such New Subsidiaries are therefore not in existence as of the date of this Agreement. Accordingly, it is the express understanding of the parties hereto that, notwithstanding anything in this Agreement to the contrary, Seller makes no representations and warranties as of the date of this Agreement with respect to the New Subsidiaries, including the organization, good standing (to the extent applicable in a New Subsidiary’s jurisdiction of organization), authority, capital structure, operations and liabilities of any such New Subsidiary, until such date and time of such New Subsidiary’s organization. Apart from such Assumed Liabilities as may be incurred in connection with the Pre-Closing Reorganization, Seller shall cause each New Subsidiary to incur no liabilities whatsoever other than those incident to its formation and maintenance from the date of such New Subsidiary’s organization until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with the terms hereof.
(g)Buyer acknowledges, covenants and agrees, on behalf of itself and each of the other Buyer Related Parties, (i) that it is an informed and sophisticated purchaser, has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as that contemplated by this Agreement and has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Acquired Entities, Purchased Assets, Assumed Liabilities and the Business, (ii) that it has been furnished with or given full access to such documents and information about the Acquired Entities, Purchased Assets, Assumed Liabilities and the Business as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iii) that, in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties expressly set forth by Seller in Article 3, (iv) that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, and Buyer is familiar with such uncertainties and (v) other than the representations and warranties of Seller in Article 3, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or other information that may have been delivered or made available to it or any of its Representatives, Buyer has not relied and shall not rely on such information (or the accuracy or completeness thereof), and Buyer shall not assert, and shall cause its Affiliates not to assert, any claims against Seller, any of their respective Subsidiaries or Affiliates or any other Person with respect thereto.
Section 13.02.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission, so long as a receipt of such email is confirmed by the recipient thereof) (whether or not expressly required herein) and shall be given, if to Buyer, to:
ASSA ABLOY AB
P.O. Box 70340
SE-107 23 Stockholm, Sweden
Attention: Johan Ahlgren
Email: johan.ahlgren@assaabloy.com
    and to:
        ASSA ABLOY Inc.
        110 Sargent Drive
        New Haven, CT 06511
        Attention: L. Page Heslin
        Page.Heslin@assaabloy.com
with a copy (which shall not constitute notice) to:
Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Peter Cohen-Millstein
Email: peter.cohen-millstein@linklaters.com

if to Seller, to:
Spectrum Brands, Inc.
3001 Deming Way
Middleton, WI 53562
Attention: Ehsan Zargar, EVP, General Counsel & Corporate Secretary
Email: ehsan.zargar@spectrumbrands.com
and with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Brian Wolfe
Cheryl Chan
Email: brian.wolfe@davispolk.com
cheryl.chan@davispolk.com
or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 13.03.Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.
(h)No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 11.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 13.04.Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.
Section 13.05.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer and Seller, except that Buyer may designate one or more of its wholly owned Subsidiaries as the buyer of the Purchased Shares or some or all of the Purchased Assets, or the entity assuming some or all of the

Assumed Liabilities; provided further that such assignment or designation pursuant to this proviso shall not relieve Buyer of any of its obligations hereunder or restrict or delay consummation of the transactions contemplated hereby or otherwise adversely affect Seller or any of their Affiliates.
Section 13.06.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 13.07.Jurisdiction. The parties hereto agree that, except as set forth in Section 2.07(b) and Section 2.10, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.02 shall be deemed effective service of process on such party.
Section 13.08.Counterparts; Effectiveness; No Third-Party Beneficiaries. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
(i)No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except, with respect to Section 7.05, any legal counsel representing Seller or any of their Affiliates, including the Acquired Entities, in connection with the Current Representation.
Section 13.09.Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.
Section 13.10.Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof and thereof.
Section 13.11.Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any jurisdiction in connection with the sale of the Purchased Assets.
Section 13.12.Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.13.Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) headings have been inserted in the Disclosure Schedule for convenience of reference only and have no contractual meaning or impact, (v) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vi) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Disclosure

Schedule to the enforceability of agreements with third parties, the existence or non- existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries, or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties hereto and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party hereto. The parties acknowledge and agree that Seller may, on or prior to September 16, 2021, in good faith update Sections 3.04, 3.10, 3.11 and 3.13 of the Disclosure Schedule, and such amended versions will replace those schedules in their entirety.
Section 13.14.Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such foreign dollar amounts shall be converted into U.S. dollars using an exchange rate that will be the closing mid-point real spot rate as of the second (2nd) Business Day prior to such date quoted by Bank of America for U.S. dollars to amounts of such foreign currency.
Section 13.15.No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims or actions that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equity holders, managers, members, partners, agents, Representatives or assigns of Seller or Buyer, in each case who is not a party hereto shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
Section 13.16.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.17.Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that all issues and questions concerning and against the Debt Financing Sources in any way arising out of or relating to this Agreement or any debt financing entered into in connection with the transactions contemplated by this Agreement (the “Debt Financing”) or any the definitive agreements relating to the Debt Financing (the “Definitive Debt Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether based in contract, tort or otherwise) or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, (b) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any legal action (whether in law or in equity, whether in contract or in tort or otherwise) brought against the Debt Financing Sources in any way arising (directly or indirectly) out of or relating to this Agreement, the Debt Financing, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Debt Financing Sources will have any liability to any of the Seller, its Affiliates or their respective directors, officers, employees, agents, partners, managers, members and stockholders relating to or arising out of this Agreement, the Debt Financing or the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and the Seller, its Affiliates or their respective directors, officers, employees, agents, partners, managers, members and stockholders shall not bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (e) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 13.17 (or the definitions of any terms used in this Section) and (y) to the extent any amendments to any provision of this Section 13.17 (or any of the defined terms used herein or therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Section) or, solely as they relate to such Section, the definitions of any terms used) are adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 13.17 shall in any way affect a party’s rights and remedies under the Definitive Financing Agreements to the extent they are a party thereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SPECTRUM BRANDS, INC.

By     /s/ David M. Maura
    Name:    David M. Maura
    Title:     Chairman and Chief Executive         Officer

ASSA ABLOY AB

By     /s/ Lucas Boselli
    Name: Lucas Boselli
    Title: Executive Vice President